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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-210534

PROSPECTUS

Ferrellgas, L.P.
Ferrellgas Finance Corp.

OFFER TO EXCHANGE
$500,000,000 of outstanding 6.75% Senior Notes due 2023
that have not been registered under the Securities Act of 1933 for
$500,000,000 of 6.75% Senior Notes due 2023
that have been registered under the Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK
CITY TIME, ON JUNE 30, 2016, UNLESS WE EXTEND THE OFFER

        We are offering, on the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange all $500.0 million in aggregate principal amount of our unregistered 6.75% Senior Notes due 2023 originally issued on June 8, 2015, which we refer to as the unregistered notes, for $500.0 million in aggregate principal amount of our registered 6.75% Senior Notes due 2023, which we refer to as the exchange notes. We will accept for exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of unregistered notes at any time prior to the expiration of the exchange offer. The terms of the exchange notes to be issued will be identical in all material respects to those of the outstanding unregistered notes, except that the exchange notes do not have any transfer restrictions, registration rights or provisions for additional interest.

        The exchange of unregistered notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes. We will not receive any cash proceeds from the exchange offer.

        There is no established trading market for the unregistered notes. We do not intend to apply for listing of the exchange notes on any securities exchange or quotation on any quotation system.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended (the "Securities Act"), in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired by such broker-dealer as a result of market-making or other trading activities. Please note that this prospectus may not meet the requirements of the SEC for a resale prospectus for all purposes and may require additional information. See "The exchange offer—Resales of exchanges notes." We have agreed that, for a period ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of distribution."

        See "Risk factors" beginning on page 10 of this prospectus for a discussion of risks you should consider before you participate in the exchange offer.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2016

ABOUT THIS PROSPECTUS

        YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE AS DESCRIBED UNDER THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

        You should rely only on the information contained in this prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus or the documents we have incorporated by reference is accurate as of any date other than the date of the respective document.

        THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT HAS NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY SUCH INFORMATION. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: FERRELLGAS, INC., INVESTOR RELATIONS, 7500 COLLEGE BOULEVARD, SUITE 1000, OVERLAND PARK, KANSAS 66210; TELEPHONE NUMBER: 913-661-1500. TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

i

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated herein by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. These statements often use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.

        Forward-looking statements are not guarantees of performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

        Some of our forward-looking statements include the following:

  •
  that we will continue to have sufficient access to capital markets at yields acceptable to us to support our expected growth expenditures and refinancing of debt maturities;

  •
  that Ferrellgas Partners, L.P. and Ferrellgas, L.P. will continue to meet all of the quarterly financial tests required by the agreements governing their indebtedness; and

  •
  that our future capital expenditures and working capital needs will be provided by a combination of cash generated from future operations, existing cash balances, the secured credit facility or the accounts receivable securitization facility.

        For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 46 of our Annual Report on Form 10-K for the fiscal year ended July 31, 2015 and beginning on page 60 of our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2016, which are incorporated by reference in this prospectus. See "Incorporation of documents by reference."

        When considering any forward-looking statement, you should also keep in mind the risk factors set forth under the section entitled "Risk factors" in this prospectus and in the documents incorporated by reference into this prospectus. See "Incorporation of documents by reference." Any of these risks could impair our business, financial condition or results of operations. Any such impairment may affect our ability to make distributions or pay interest on the principal of any of our debt securities.

        Except for our ongoing obligations to disclose material information as required by federal securities laws, we undertake no obligation to update any forward-looking statements or risk factors after the date of this prospectus.

        For purposes of this prospectus, unless the context indicates otherwise:

  •
  when we refer to "us," "we," "our," "ours," or the "operating partnership" we mean Ferrellgas, L.P., Ferrellgas Finance Corp. and their subsidiaries;

  •
  when we refer to "Ferrellgas, L.P.," we mean Ferrellgas, L.P., without its consolidated subsidiaries;

ii

  •
  when we refer to "Ferrellgas Partners," we mean Ferrellgas Partners, L.P., without its consolidated subsidiaries; and

  •
  when we refer to the "general partner," we mean Ferrellgas, Inc., as general partner of Ferrellgas Partners and Ferrellgas, L.P.

iii

 PROSPECTUS SUMMARY

        This summary may not contain all of the information that may be important to you. You should read this summary together with this entire prospectus and the information we have incorporated by reference to understand fully the terms of the exchange notes being offered hereunder, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to "Risk factors" beginning on page 10 of this prospectus, beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended July 31, 2015 and on page 74 of our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2015, to determine whether an investment in the exchange notes is appropriate for you. See "Where you can find more information" on page 92 of this prospectus. Our fiscal year end is July 31.

Our company

        We are a Delaware limited partnership focused on serving propane customers in all 50 states, the District of Columbia and Puerto Rico, and providing midstream services to major energy companies in the United States. We have two reportable operating segments: (i) propane and related equipment sales and (ii) midstream operations.

Propane and related equipment sales

        We are a leading distributor of propane and related equipment and supplies to customers in the United States as measured by the volume of our retail sales in fiscal 2015 and a leading national provider of propane by portable tank exchange. We serve residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia and Puerto Rico. Our operations primarily include the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States.

        Sales from propane distribution are generated principally from transporting propane purchased from third parties to propane distribution locations and then to tanks on customers' premises or to portable propane tanks delivered to nationwide and local retailers. Sales from portable tank exchanges, nationally branded under the name Blue Rhino, are generated through a network of independent and partnership-owned distribution outlets. Our market areas for our residential and agricultural customers are generally rural while our market areas for our industrial/commercial and portable tank exchange customers are generally urban.

Midstream operations—Crude oil logistics

        Our crude oil logistics segment's ("Bridger") fee-based business model primarily generates income by providing crude oil transportation and logistics services on behalf of producers and end-users of crude oil with end markets across North America. Bridger services include transportation through its operation of a fleet of trucks, tank trailers, railcars, pipeline injection terminals, and a barge. We primarily operate in and have a presence in all major oil and gas basins across the continental United States. Our crude oil logistics segment also enters into crude oil purchase and sales arrangements. We manage our exposure to price fluctuations by using back-to-back contracts and financial hedging positions.

        The first link in Bridger's integrated value chain is its truck transportation operations. Bridger is the largest for-hire crude oil carriers in the U.S. by fleet size and has a presence in most domestic crude producing regions. Bridger charges producers and first purchasers of crude oil fees per barrel to transport crude from the wellhead to takeaway outlets, which provide connectivity to end markets and generate additional fee-for-service income. Bridger also owns or controls a number of assets connecting trucked crude volumes to downstream takeaway infrastructure, including pipeline injection terminals, crude storage, rail loading and unloading facilities, new build railcars, maritime assets and pipelines. The majority of Bridger's cash flow is generated under contracts with average remaining terms of four years.

Midstream operations—Water solutions

        Our midstream operations—water solutions segment generates revenues from treatment and disposal of salt water generated from crude oil production operations at our salt water disposal wells and from the sale of recovered crude oil from our skimming oil process. Our facilities are located near oil and gas production fields with high levels of crude oil and natural gas in the Eagle Ford Basin in Texas.

Our offices

        The address of each of our principal offices is 7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210 and the telephone number for each is (913) 661-1533.

Ferrellgas Finance Corp.

        Ferrellgas Finance Corp., co-issuer of the exchange notes offered hereby, is a Delaware corporation and a wholly owned subsidiary of Ferrellgas, L.P. Ferrellgas Finance Corp. has nominal assets and does not, and will not in the future, conduct any operations or have any employees. Ferrellgas Finance Corp. is acting as co-obligor of the exchange notes, so as to allow institutional investors to invest in the exchange notes if they might not otherwise have been able to invest in our securities by reason of the legal investment laws of their states of organization or their charters because we are a partnership. You should not expect Ferrellgas Finance Corp. to have the ability to service obligations on the exchange notes we are offering in this prospectus.

Ratio of earnings to fixed charges

        The following table sets forth our historical, consolidated ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended July 31,
						Six Months Ended January 31, 2016
	2011	2012	2013	2014	2015
Ratio of earnings to fixed charges	0.9	1.1	2	1.5	1.5	0.8

        For all of the ratios set forth above, "earnings" is the amount resulting from the sum of pre-tax income from continuing operations and fixed charges, less capitalized interest, and "fixed charges" is the sum of interest expensed or capitalized, and amortized capitalized expenses related to indebtedness, and an estimate of the interest within lease expense.

        For the fiscal year ended July 31, 2011 and the six months ended January 31, 2016, the dollar amount of the deficiency in the fixed charge ratio below 1.0 was $9.8 million and $14.2 million, respectively.

SUMMARY OF THE EXCHANGE OFFER

        On June 8, 2015, we issued $500.0 million aggregate principal amount of the unregistered notes in a private placement. The unregistered notes were sold to the initial purchasers who in turn resold the unregistered notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act and to non-U.S. persons pursuant to Regulation S of the Securities Act. On the dates the unregistered notes were issued, we and the initial purchasers of the unregistered notes entered into a registration rights agreement in which we agreed that holders of unregistered notes would be entitled to exchange the unregistered notes for exchange notes registered under the Securities Act but otherwise having terms identical in all material respects to the unregistered notes. This exchange offer is intended to satisfy that obligation. After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your unregistered notes. For additional information on the terms of the exchange offer, see "The exchange offer."

Unregistered notes	$500.0 million aggregate principal amount of 6.75% Senior Notes due 2023, issued on June 8, 2015.
Exchange notes

$500.0 million aggregate principal amount of 6.75% Senior Notes due 2023. The terms of the exchange notes are substantially identical to the terms of the unregistered notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the unregistered notes do not apply to the exchange notes.

Exchange offer

We are offering to exchange $500.0 million aggregate principal amount of our outstanding unregistered 6.75% Senior Notes due 2023 for $500.0 million aggregate principal amount of 6.75% Senior Notes due 2023 which have been registered under the Securities Act. As of the date of this prospectus, $500.0 million in aggregate principal amount of our unregistered 6.75% Senior Notes due 2023 are outstanding.

Outstanding unregistered notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The exchange notes will evidence the same debt as the unregistered notes and will be issued under and entitled to the benefits of the same indenture, as supplemented, that governs the unregistered notes. Holders of the unregistered notes do not have any appraisal or dissenter rights in connection with the exchange offer.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on June 30, 2016, unless we decide to extend it.
Conditions to the exchange offer	We will not be required to accept for exchange any unregistered notes and we may amend or terminate the exchange offer if any of the following conditions or events occurs:
• the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened which might materially impair our ability to proceed with the exchange offer, or a material adverse development in any existing action or proceeding with respect to us;

• any holder of unregistered notes has not made to us the representations described under "The exchange offer—Procedures for tendering" and "Plan of distribution;" or
• all governmental approvals, which we deem necessary for the consummation of the exchange offer, have not been obtained.
We reserve the right to waive any conditions of the exchange offer.
Resale of exchange notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

• you are not our "affiliate";
• the exchange notes are being acquired in the ordinary course of business;

•

you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

•

if you are a broker-dealer, you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. See "Plan of distribution."

See "The exchange offer—Resale of exchange notes" for more information regarding resales of the exchange notes.
Procedures for tendering unregistered notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, and any other documents required by the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, together with your unregistered notes and any other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover of the letter of transmittal.

If you hold unregistered notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program ("ATOP") procedures of DTC.

Special procedures for beneficial owners

If you are a beneficial owner of unregistered notes that are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such unregistered notes, you should contact the person promptly and instruct the person to tender your unregistered notes on your behalf.

Guaranteed delivery procedures for unregistered notes

If you wish to tender your unregistered notes and you cannot deliver your unregistered notes, the letter of transmittal or any other documents required by the letter of transmittal or you cannot comply with DTC's ATOP procedures prior to the expiration of the exchange offer, you must tender your unregistered notes according to the guaranteed delivery procedures set forth under "The exchange offer—Guaranteed delivery procedures."

Withdrawal rights; non-acceptance

You may withdraw any unregistered notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on June 30, 2016. If we decide for any reason not to accept any unregistered notes tendered for exchange, any unaccepted unregistered notes will be returned to the registered holder or credited to the tendering holder's account at DTC, as applicable, without expense to the holder. For further information regarding the withdrawal of tendered unregistered notes, see "The exchange offer—Withdrawal of tenders."

Consequences of failure to exchange

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered notes will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer.

Certain U.S. federal income tax considerations	The exchange of unregistered notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes.
Use of proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange agent for the unregistered notes	U.S. Bank National Association will serve as the exchange agent for the exchange offer.

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

        The following is a summary of the exchange notes and is subject to a number of important exceptions and qualifications. For additional information on the terms of the exchange notes, see "Description of the exchange notes."

The Issuers	Ferrellgas, L.P. and Ferrellgas Finance Corp.
Securities	$500.0 million aggregate principal amount of 6.75% Senior Notes due 2023.
Maturity	June 15, 2023.
Interest

Payable semi-annually in cash in arrears on June 15 and December 15 to holders of record of notes as of the preceding June 1 and December 1, respectively, commencing on June 15, 2016. The exchange notes will accrue interest from the last interest payment date on which interest was paid on the unregistered note surrendered in exchange for the exchange note (i.e., December 15, 2015).

Ranking	The exchange notes will be our senior unsecured obligations. Accordingly, the exchange notes will rank:

•

equal in right of payment with all of our existing and future senior indebtedness, including our secured credit facility and $500.0 million aggregate principal amount of our 6.50% senior notes due 2021 and $475.0 million aggregate principal amount of our 6.75% senior notes due 2022 (the "existing notes"), as well as our trade payables;

• senior in right of payment to any of our future indebtedness that expressly provides it is subordinated to the exchange notes;
• effectively junior to all of our existing and future secured indebtedness, including under our secured credit facility, to the extent of the value of the assets securing such indebtedness; and
• structurally junior to all existing and future indebtedness and obligations of any of our non-guarantor subsidiaries.
Subsidiary Guarantees

The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of our existing subsidiaries (other than Ferrellgas Finance Corp., foreign subsidiaries and unrestricted subsidiaries (including certain unconsolidated special purpose subsidiaries formed for use in connection with accounts receivables securitizations)) if and for so long as such entity guarantees (or is an obligor with respect to) indebtedness (other than the exchange notes) in excess of a de minimis amount, and certain future subsidiaries. If we cannot make payments on the exchange notes when they are due, the guarantors must make them instead. Please read "Description of exchange notes—Note guarantees."

Each guarantee of the exchange notes will rank:

•

equal in right of payment to all existing and future senior indebtedness of the guarantor, including its guarantee of indebtedness under our secured credit facility and any future guarantee of the existing notes;

•

effectively junior to all existing and future secured indebtedness of the guarantor, including its guarantee of indebtedness under our secured credit facility, to the extent of the value of the assets securing such indebtedness;

• senior in right of payment to any future indebtedness of the guarantor that expressly provides it is subordinated to the exchange notes; and
• structurally junior to all existing and future indebtedness and other liabilities of each of our subsidiaries that do not guarantee the exchange notes.
Optional redemption

We may redeem some or all of the exchange notes on or after June 15, 2019, at the redemption prices described in this prospectus, plus accrued and unpaid interest, to the date of redemption. We also may redeem some or all of the exchange notes prior to June 15, 2019, at a "make-whole" redemption price described in this prospectus. See "Description of exchange notes—Optional redemption."

In addition, at any time and from time to time prior to June 15, 2018, we may, at our option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the exchange notes (including additional notes) issued under the indenture, as supplemented, in an amount not in excess of the net cash proceeds of certain equity offerings, at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of exchange notes—Optional redemption."

Change of control

If we experience specified changes of control, each noteholder will have the right to require us to repurchase all or any part of that noteholder's notes. The repurchase price will equal 101% of the aggregate principal amount of the exchange notes repurchased, plus accrued and unpaid interest to the date of repurchase. See "Description of exchange notes—Offers to purchase; repurchase at the option of the noteholders—Change of control offer."

Asset sales

Under specified circumstances, we may be required to make an offer to repurchase a portion of the exchange notes in the event of specified asset sales by us or specified subsidiaries. The repurchase price will equal 100% of the aggregate principal amount of the exchange notes repurchased, plus accrued and unpaid interest to the date of repurchase. See "Description of exchange notes—Offers to purchase; repurchase at the option of the noteholders—Asset sales."

Certain covenants	The indenture, as supplemented, among other things, limits our ability and our restricted subsidiaries' ability to:
• incur additional indebtedness;
• create liens on our assets;
• make distributions to our unitholders;
• purchase or redeem our outstanding equity interests or subordinated debt;
• make specified investments;
• sell assets;
• engage in specified transactions with affiliates;
• restrict the ability of our subsidiaries to make specified payments, loans, guarantees and transfers of assets or interests in assets; and
• effect a merger or consolidation with or into other companies or a sale of all or substantially all of our properties or assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under "Description of exchange notes—Certain covenants." At any time when the exchange notes are rated investment grade by both Moody's Investors Service, Inc. and Standard & Poor's Ratings Services and no default with respect to the exchange notes has occurred and is continuing under the indenture, as supplemented, we and our subsidiaries will not be subject to many of the foregoing covenants.

Trading	We do not expect to list the exchange notes for trading on any securities exchange.
Trustee, Registrar and Exchange Agent	U.S. Bank National Association.
Governing Law	The exchange notes and the indenture, as supplemented, relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as other information contained in and incorporated by reference in this prospectus before tendering your unregistered notes in the exchange offer. The risks described below are not the only risks facing us. In addition to the risk factors listed below, please see "Risk factors" beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended July 31, 2015 and on page 74 of our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2015, which are incorporated by reference in this prospectus, for a discussion of particular factors you should consider before determining whether to tender your unregistered notes in the exchange offer. See "Where you can find more information." Any of the following risks could materially and adversely affect our business, financial condition or operating results. In such case, you may lose all or part of your investment.

Risks relating to the exchange offer

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

        There is no existing public market for the unregistered notes. We do not intend to apply for listing of the exchange notes on a securities exchange or quotation system. The liquidity of any trading market in the exchange notes, and the market prices quoted for the exchange notes, may be adversely affected by changes in the overall market for these types of securities, and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that you will be able to sell the exchange notes or that, if you can sell your exchange notes, you will be able to sell them at an acceptable price. If a market for the exchange notes were to develop, the exchange notes could trade at prices that may be higher or lower than the principal amount. Additionally, there is a risk that the liquidity of, and the trading market for, the exchange notes will be limited if few exchange notes are issued in connection with the exchange offer. If only a limited number of exchange notes are outstanding after the completion of the exchange offer, it may be more difficult for a market to develop in the exchange notes and any market that does develop may be less liquid than would be the case if more exchange notes were outstanding. The liquidity of the trading market for the exchange notes, if any, and the market price quoted for the exchange notes may be adversely affected by changes in interest rates for comparable securities, and by changes in our financial performance or prospects, as well as by declines in the prices of securities, or the financial performance or prospects of similar companies.

If you do not tender your unregistered notes, you will continue to hold unregistered notes and your ability to sell your unregistered notes may be adversely affected.

        We will only issue exchange notes in exchange for unregistered notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the unregistered notes, and you should carefully follow the instructions on how to tender your unregistered notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of unregistered notes. See "The exchange offer—Procedures for tendering" and "Description of the exchange notes."

        If you do not exchange your unregistered notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your unregistered notes described in the legend on the certificates for your unregistered notes. In general, you may only offer or sell the unregistered notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the unregistered notes under the Securities Act. For further information regarding the consequences of failing to tender your unregistered notes in the exchange offer, see "The exchange offer—Consequences of failure to exchange."

Some holders who exchange their unregistered notes may be deemed to be underwriters.

        If you exchange your unregistered notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks relating to the exchange notes

If the Internal Revenue Service ("IRS") were to treat us as a corporation for tax purposes, or changes in federal or state laws or changes in our business were to cause us to become subject to entity level taxation for federal or state tax purposes, then our cash available for payment on the exchange notes would be substantially reduced.

        We believe that, under current law, we have been and currently are classified as a partnership for U.S. federal income tax purposes. Nonetheless, the IRS may adopt positions that differ from those expressed herein or from the positions we take. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of the positions we take, and some or all of these positions ultimately may not be sustained.

        One of the requirements for classification as a partnership is that at least 90% of our gross income for each taxable year has been and will be "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code (the "Code"). Whether we will continue to be classified as a partnership in part depends on our ability to meet the qualifying income test in the future. Additionally, a change in current law or a change in our business could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level U.S. federal income taxation. If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Because a tax would be imposed upon us as a corporation, the cash available for payment on the exchange notes would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in our anticipated cash flows and could cause a reduction in the value of the exchange notes.

        In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of such tax on us will reduce the cash available for payment on the exchange notes.

Our substantial debt and other financial obligations could impair our financial condition and our ability to fulfill our obligations.

        We have substantial indebtedness and other financial obligations. As of July 31, 2015:

  •
  we had total indebtedness of approximately $1.77 billion;

  •
  we had availability under our credit facility of approximately $327.4 million; and

  •
  we had aggregate future minimum rental commitments under non-cancelable operating leases of approximately $147.7 million; provided, however, if we elect to purchase the underlying assets at the end of the lease terms, such aggregate buyout would be $22.8 million.

        We have long and short-term payment obligations with maturity dates ranging from fiscal 2016 to 2023 that bear interest at rates ranging from 6.5% to 6.75%. Borrowings from our secured credit facility classified as "Long-term debt" of $136.1 million currently bear an interest rate of 2.7%. As of

July 31, 2015, the long-term obligations do not contain any sinking fund provisions but do require the following aggregate principal payments, without premium, during the following fiscal years:

  •
  $3.6 million-2016

  •
  $3.2 million-2017;

  •
  $1.7 million-2018;

  •
  $1.2 million-2019;

  •
  $136.4 million-2020; and

  •
  $1,475.9 million-thereafter.

        Our secured credit facility provides $700.0 million in revolving credit for loans and has a $200.0 million sublimit for letters of credit. The obligations under this credit facility are secured by substantially all of our assets as well as substantially all of the assets of the general partner and certain of our subsidiaries but specifically excluding (i) assets that are subject to our accounts receivable securitization facility, (ii) the general partner's equity interest in Ferrellgas Partners and (iii) equity interest in certain unrestricted subsidiaries. Such obligations are also guaranteed by the general partner and certain of our subsidiaries. The secured credit facility will mature in October 2018.

        Subject to the restrictions governing our indebtedness and other financial obligations, we may incur significant additional indebtedness and other financial obligations, which may be secured and/or structurally senior to the exchange notes offered hereby.

        Our substantial indebtedness and other financial obligations could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

  •
  impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

  •
  result in higher interest expense in the event of increases in interest rates since some of our debt is, and will continue to be, at variable rates of interest;

  •
  impair our operating capacity and cash flows if we fail to comply with financial and restrictive covenants in our debt agreements and an event of default occurs as a result of that failure that is not cured or waived;

  •
  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund distributions, working capital, capital expenditures and other general partnership requirements;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

Despite our and our subsidiaries' current level of indebtedness, we may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture, as supplemented, governing the exchange notes will not prohibit us or our subsidiaries from doing so if we meet applicable coverage tests. If we incur any additional indebtedness that ranks equally with the exchange notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the exchange notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If we add new indebtedness to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The operating partnership is required to distribute all of its available cash to its equity holders and the operating partnership is not required to accumulate cash for the purpose of meeting its future obligations to holders of its debt securities, including the exchange notes, which may limit the cash available to service those debt securities.

        Subject to the limitations on restricted payments contained in the instruments governing the outstanding indebtedness of the operating partnership, the indenture, as supplemented, governing the exchange notes and any applicable indenture that will govern any debt securities the operating partnership may issue, the partnership agreement of the operating partnership requires it to distribute all of its available cash each fiscal quarter to its limited partners and its general partner and does not require it to accumulate cash for the purpose of meeting obligations to holders of any debt securities of the operating partnership, including the exchange notes. Available cash is generally all of the operating partnership's cash receipts, less cash disbursements and adjustments for net changes in reserves. As a result of these distribution requirements, the operating partnership does not expect to accumulate significant amounts of cash. Depending on the timing and amount of the operating partnership's cash distributions and because the operating partnership is not required to accumulate cash for the purpose of meeting obligations to holders of any debt securities of the operating partnership, including the exchange notes, such distributions could significantly reduce the cash available to the operating partnership in subsequent periods to make payments on any debt securities of the operating partnership, including the exchange notes.

The operating partnership may be unable to repurchase debt securities, including the exchange notes, upon a change of control and it may be difficult to determine if a change of control has occurred.

        Upon the occurrence of "change of control" events as may be described from time to time in our filings with the SEC and related to the issuance by the operating partnership of debt securities, including the exchange notes, the operating partnership or a third party may be required to make a change of control offer to repurchase those debt securities, including the exchange notes, at a premium to their principal amount, plus accrued and unpaid interest. The operating partnership may not have the financial resources to purchase its debt securities, including the exchange notes, in that circumstance, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Some of the agreements governing the operating partnership's indebtedness currently provide that specified change of control events will result in the acceleration of the indebtedness under those agreements. Future debt agreements of the operating partnership may also contain similar provisions. In addition, future debt agreements of the operating partnership may contain other restrictions on the ability of the operating partnership to repurchase its debt securities upon a change of control. These restrictions could prevent the operating partnership from satisfying its obligations to purchase its debt securities, including the exchange notes, unless it is able to refinance or obtain waivers under any indebtedness of the operating partnership containing these restrictions. The operating partnership's failure to make or consummate a change of control repurchase offer or pay the change of control purchase price when due may give the trustee and the holders of the debt securities, including the exchange notes, particular rights as may be described from time to time in our filings with the SEC.

        In addition, one of the events that may constitute a change of control is a sale of all or substantially all of the operating partnership's assets. The meaning of "substantially all" varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law. This ambiguity as to when a sale of substantially all of the operating partnership's assets has occurred may make it difficult for holders of debt securities, including the exchange notes, to determine whether the operating partnership has properly identified, or failed to identify, a change of control.

The exchange notes and the guarantees will be effectively subordinated to claims of lenders under our secured credit facility to the extent of the value of the collateral securing our secured credit facility.

        The exchange notes and the guarantees offered hereby will be effectively subordinated to all of our secured indebtedness under our secured credit facility to the extent of the value of the assets securing such indebtedness. As of January 31, 2016, the exchange notes and the guarantees would have been effectively subordinated to $311.6 million of indebtedness under our secured credit facility, with $162.1 million available for additional borrowings under our secured credit facility. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the assets that are securing indebtedness under our secured credit facility must first be used to pay the claims under such credit facility in full before these assets may be used to make any payments on the exchange notes and the guarantees. After claims of the lenders under such credit facility have been satisfied in full, to the extent of the value of the assets securing such indebtedness under our secured credit facility, there may be no assets remaining that may be applied to satisfy the claims of noteholders. In addition, the exchange notes and the guarantees will be effectively subordinated to any secured indebtedness we incur in the future to the extent of the value of the assets securing such indebtedness.

The exchange notes offered hereby and the guarantees will be structurally subordinated to any indebtedness and other liabilities of the subsidiaries of Ferrellgas, L.P. (other than Ferrellgas Finance Corp.) that do not guarantee the exchange notes.

        The exchange notes will not be guaranteed by any of our foreign subsidiaries or our unconsolidated special purpose receivables subsidiary or by certain existing or future subsidiaries that we designate as "unrestricted" in accordance with the terms of the indenture, as supplemented, governing the exchange notes or as to which an existing note guarantee is otherwise terminated in accordance with the terms of the indenture, as supplemented, as described under "Description of exchange notes—Note guarantees." Therefore, the exchange notes offered hereby and any guarantees will be structurally subordinated to all existing and future indebtedness and other liabilities of such subsidiaries. As of January 31, 2016, our consolidated subsidiaries (other than Ferrellgas Finance Corp. and excluding our unconsolidated special purpose receivables subsidiary) that will not guarantee the exchange notes would have had no long term indebtedness outstanding. In addition, the exchange notes offered hereby will be structurally subordinated to any future indebtedness and obligations incurred by any of such non-guarantor subsidiaries.

        All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes. In addition, the guarantees of the subsidiaries that do guarantee the exchange notes are subject to release under certain circumstances. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the exchange notes. In any of these events, we may not have sufficient assets to pay amounts due on the exchange notes with respect to the assets of that subsidiary.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the exchange notes and require noteholders to return payments received from subsidiary guarantors.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the exchange notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, at the time we or a subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

  •
  we or the subsidiary guarantor intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;

  •
  the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;

  •
  the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor's ability to pay such debts as they mature.

        In addition, a court could void any payment by a subsidiary guarantor pursuant to the exchange notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, after giving effect to its subsidiary guarantee of the exchange notes, will not be insolvent, will not have insufficient capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors' conclusions in this regard. As such, each guarantee entered into by a subsidiary will contain a provision intended to limit that guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor's obligation to an amount that effectively makes its guarantee worthless. In a Florida bankruptcy case that was reinstated by the United States Court of Appeals for the Eleventh Circuit on other grounds, this kind of provision was found to be ineffective to protect the guarantees from being voided.

THE EXCHANGE OFFER

Purpose and effect of exchange offer; registration rights

        On June 8, 2015, we issued $500.0 million in aggregate principal amount of the unregistered notes in a private placement. The unregistered notes were sold to the initial purchasers who in turn resold the unregistered notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act and to non-U.S. persons pursuant to Regulation S of the Securities Act.

        In connection with the sale of the unregistered notes, we entered into a registration rights agreement with the initial purchasers of the unregistered notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the unregistered notes for the exchange notes. We are making the exchange offer to fulfill our contractual obligations under the agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        For each unregistered note tendered to us pursuant to exchange offer, we will issue to the holder of such note an exchange note having a principal amount equal to that of the unregistered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the unregistered note surrendered in exchange thereof.

        Based on existing SEC interpretations, we believe the exchange notes will be freely transferable by holders after the exchange offer without further registration under the Securities Act if the holder of the exchange note (i) is not our affiliate, (ii) is acquiring the exchange note in the ordinary course of its business, (iii) is not participating in and does not intend to participate in a distribution of the exchange notes and (iv) has no arrangement or understanding with any person to participate in the distribution of exchange notes, as such terms are interpreted by the SEC; provided, however, that broker dealers receiving exchange notes in the exchange offer for their own account will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that such broker dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the unregistered notes) with the prospectus contained in the exchange offer registration statement. Please note that this prospectus may not meet the requirements of the SEC for a resale prospectus for all purposes and may require additional information for resales not meeting these requirements.

        A holder of unregistered notes who wishes to exchange such notes for exchange notes in the exchange offer will be required to represent that (i) it is not our affiliate, (ii) any exchange notes to be received by it will be acquired in the ordinary course of its business, (iii) it is not participating in and does not intend to participate in a distribution of the exchange notes and (iv) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities laws or blue sky laws of such jurisdiction.

        If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights. In that case, your unregistered notes will continue to be subject to restrictions on transfer under the Securities Act.

Terms of the exchange offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we accept for exchange in the exchange offer all unregistered notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Outstanding unregistered notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. As of the date of this prospectus, $500.0 million aggregate principal amount of the unregistered notes are outstanding.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of unregistered notes being tendered for exchange.

        The terms of the exchange notes to be issued are identical in all material respects to the unregistered notes, except that the exchange notes will have been registered under the Securities Act and, therefore, any certificates for the exchange notes will not bear legends restricting their transfer and the exchange notes will not have any registration rights or right to additional interest. The exchange notes will be issued under and be entitled to the benefits of the Indenture dated as of June 8, 2015, as supplemented, among us, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee.

        In connection with the issuance of the unregistered notes, we arranged for the unregistered notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

        There will be no fixed record date for determining the eligible holders of the unregistered notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered unregistered notes when and if we have given oral, promptly confirmed in writing, or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purpose of receiving exchange notes from us and delivering them to such holders.

        Holders of unregistered notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes for exchange notes pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. It is important that you read the section "—Fees and expenses" below for more details regarding fees and expenses incurred in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement we entered into with the initial purchasers of the unregistered notes, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. If we successfully complete this exchange offer, any unregistered notes whose holders do not tender or which we do not accept in the exchange offer will remain outstanding and will continue to be subject to restrictions on transfer. The unregistered notes will continue to accrue interest, but, in general, the holders of unregistered notes after the exchange offer will not have further rights under the registration rights agreement, and we will not have any further obligation to register the unregistered notes under the Securities Act. In that case, holders wishing to transfer unregistered notes would have to rely on exemptions from the registration requirements of the Securities Act.

Conditions of the exchange offer

        You must tender your unregistered notes in accordance with the requirements of this prospectus and the letter of transmittal to participate in the exchange offer. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any unregistered notes, and may amend or terminate the exchange offer if:

  •
  the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened which might materially impair our ability to proceed with the exchange offer, or a material adverse development in any existing action or proceeding with respect to us;

  •
  any holder of unregistered notes has not made to us the representations described under "—Procedures for tendering" and "Plan of distribution;" or

  •
  all governmental approvals, which we deem necessary for the consummation of the exchange offer, have not been obtained.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various time prior to the expiration of the exchange offer.

Expiration date; extensions; amendment; termination

        The exchange offer will expire at 5:00 p.m., New York City time, on June 30, 2016, unless, in our sole discretion, we decide to extend it. In the case of any extension, we will notify the exchange agent orally, promptly confirmed in writing, or in writing of any extension. We will also notify the registered holders of unregistered notes of the extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. During any such extensions, all unregistered notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        If any of the conditions described above under "—Conditions of the exchange offer" occur, we reserve the right, in our sole discretion by giving written notice of such delay, extension or termination to the exchange agent before 9:00 a.m. New York City time on the first business day following the previously scheduled expiration date,

  •
  to delay accepting for exchange any unregistered notes,

  •
  to extend the exchange offer, or

  •
  to terminate the exchange offer.

        Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed promptly by notice thereof via a press release or other public announcement to holders of the unregistered notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to holders of the unregistered notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we may extend the exchange offer. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the unregistered notes or in the percentage of unregistered notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of unregistered notes.

Interest on the exchange notes

        The exchange notes will accrue interest from the last interest payment date on which interest was paid on the unregistered note surrendered in exchange thereof (i.e., December 15, 2015). Interest will be paid on the exchange notes semi-annually on June 15 and December 15 of each year to holders of record of notes as of the preceding June 1 and December 1, respectively, with the next interest payment date being June 15, 2016.

Resale of exchange notes

        Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the unregistered notes may be offered for resale, resold and otherwise transferred by their holders, without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  you are not our "affiliate," as defined in Rule 405 under the Securities Act;

  •
  any exchange notes to be received by you will be acquired in the ordinary course of your business;

  •
  you are not participating in, do not intend to participate in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

  •
  if you are a broker-dealer, you will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange notes; and

  •
  you are not acting on behalf of any person or entity that could not truthfully make these representations.

        If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

        If you are a broker-dealer that receives exchange notes in exchange for unregistered notes held for your own account, as a result of market-making or other trading activities, you must acknowledge by way of the letter of transmittal that you will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by any broker-dealers in connection with resales of exchange notes received in exchange for unregistered notes. We have agreed that, for a period ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any resale. Please note that this prospectus may not meet the requirements of the SEC for a resale prospectus for all purposes and may require additional information for resales not meeting these requirements.

        Any holder that is an affiliate of ours or that does not acquire exchange notes in the ordinary course of business or that tenders unregistered notes in the exchange offer for the purpose of participating in a distribution:

  •
  may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc.,

    SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Procedures for tendering

        The term "holder" with respect to the exchange offer means any person in whose name unregistered notes are registered on our agent's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose unregistered notes are held of record by DTC who desires to deliver such unregistered notes by book-entry transfer at DTC. Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the unregistered notes may tender its unregistered notes in the exchange offer.

        To tender unregistered notes in the exchange offer, you must comply with one of the following prior to the expiration of the exchange offer:

  •
  complete, sign and date the letter of transmittal and any other documents required by the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal and any other documents required by the letter of transmittal to the exchange agent at the address set forth below under "—Exchange agent"; or

  •
  complete the DTC's ATOP procedures as described below.

In addition, either:

  •
  the exchange agent must receive any corresponding certificate or certificates representing unregistered notes prior to the expiration date, if any;

  •
  the exchange agent must receive a confirmation of book-entry transfer of unregistered notes into the exchange agent's DTC account and a properly transmitted agent's message as described below prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        The tender by a holder of unregistered notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the unregistered notes held by a holder of unregistered notes are tendered, a tendering holder should fill in the amount of unregistered notes being tendered in the specified box on the letter of transmittal. The entire amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of unregistered notes, the letter of transmittal and all other required documents or transmission of an agent's message to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. You should not send letters of transmittal or unregistered notes to us. Delivery of documents to DTC will not constitute delivery to the exchange agent.

        If you are a beneficial owner of unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either:

  •
  make appropriate arrangements to register ownership of the unregistered notes in your name; or

  •
  obtain a properly completed bond power from the registered holder.

        The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal as described in "—Withdrawal of tenders" below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the unregistered notes tendered pursuant thereto are tendered:

  •
  by a registered holder of the unregistered notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an "eligible guarantor institution."

        If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed therein, the unregistered notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the unregistered notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the unregistered notes. If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's ATOP to tender unregistered notes. DTC participants may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer the unregistered notes to the exchange agent. DTC will then send an agent's message to the exchange agent.

        An "agent's message" is a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, stating that (i) DTC has received instructions from the participant to tender the unregistered notes that are the subject of the book-entry confirmation, (ii) the participant has received and agrees to be bound by the letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery and (iii) we may enforce such agreement against the participant.

        We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered unregistered notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all unregistered notes not validly tendered or any unregistered notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of unregistered notes nor shall any of them incur any liability for failure to give such notification. Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such unregistered notes unless otherwise provided in the letter of transmittal, promptly following the expiration or termination of the exchange offer.

        In addition, we reserve the right in our sole discretion:

  •
  to purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date; and

  •
  to the extent permitted by applicable law, purchase unregistered notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

Acceptance and Delivery

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration of the exchange offer, all unregistered notes that have been validly tendered and not validly withdrawn. We will issue the exchange notes promptly after the expiration of the exchange offer and the acceptance of the unregistered notes. We will be deemed to have accepted for exchange validly tendered unregistered notes for exchange when and if we have given oral, promptly confirmed in writing, or written notice of acceptance to the exchange agent.

        In all cases, we will issue exchange notes for unregistered notes that we have accepted for exchange only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

  •
  a properly completed, signed and dated letter of transmittal and any other documents required by the letter of transmittal or a properly transmitted agent's message; and

  •
  certificates for the original unregistered notes or a confirmation of book-entry transfer of such unregistered notes into the exchange agent's account at DTC.

Book-Entry Delivery Procedures

        Promptly after the date of this prospectus, the exchange agent will establish an account for the unregistered notes at DTC for purposes of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of the unregistered notes by causing DTC to transfer those unregistered notes into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer prior to the expiration of the exchange offer. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, together with any required signature guarantees and any other required documents, or an agent's message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent prior to the expiration of the exchange offer to receive exchange notes for tendered unregistered notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed delivery procedures

        Holders who wish to tender their unregistered notes and:

  •
  who cannot deliver their unregistered notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration of the exchange offer; or

  •
  who cannot comply with DTC's ATOP procedures before the expiration of the exchange offer,

        may tender their unregistered notes if:

  •
  the tender is made through an eligible institution;

  •
  before the expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

  •
  setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the unregistered notes tendered and the principal amount of unregistered notes tendered;

  •
  stating that the tender offer is being made by guaranteed delivery;

  •
  guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the unregistered notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal as well as all tendered unregistered notes in proper form for transfer or a book-entry confirmation of the transfer of the unregistered notes into the exchange agent's DTC account, and all other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their unregistered notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

        Except as otherwise provided herein, tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on June 30, 2016, the expiration date of the exchange offer, unless we decide to extend the exchange offer in our sole discretion.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under "—Exchange agent"; or

  •
  holders must comply with the appropriate ATOP procedures.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the unregistered notes to be withdrawn;

  •
  identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes to be withdrawn;

  •
  be signed by the person who tendered the unregistered notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

  •
  specify the name in which the unregistered notes are to be re-registered, if different from that of the withdrawing holder.

        If certificates for unregistered notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

        If unregistered notes were tendered pursuant to the DTC's book-entry procedures, any notice of withdrawal must:

  •
  specify the name and number of the account at DTC from which the unregistered notes were tendered;

  •
  specify the name and number of the account at DTC to be credited with the withdrawn unregistered notes; and

  •
  otherwise comply with the ATOP procedures.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties.

        Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the unregistered notes so withdrawn are validly re-tendered. Any unregistered notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal. Properly withdrawn unregistered notes may be re-tendered by following the procedures described above under "—Procedures for tendering" at any time prior to the expiration of the exchange offer.

Consequences of failure to exchange

        If you do not tender your unregistered notes to be exchanged in this exchange offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may be resold only if:

  •
  registered pursuant to the Securities Act;

  •
  an exemption from registration is available; or

  •
  neither registration nor an exemption is required by law; and

shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

        As a result of the restrictions on transfer and the availability of the exchange notes, the unregistered notes are likely to be much less liquid than before the exchange offer. Following the consummation of the exchange offer, in general, holders of unregistered notes will have no further registration rights under the registration rights agreement.

Exchange agent

        U.S. Bank National Association has been appointed as the exchange agent for the exchange of the unregistered notes. Questions and requests for assistance relating to the exchange of the unregistered notes should be directed to the exchange agent addressed as follows:

U.S. Bank National Association
West Side Flats Operations Center
60 Livingston Avenue
Mail Station—EP-MN-WS2N
St. Paul, Minnesota 55107-2292
Telephone number: (800) 934-6802
Facsimile number (for Eligible Institutions only): (651) 495-8158

Fees and expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by electronic transmission.

        Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telecopy, mail or telephone.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its related reasonable out-of-pocket expenses and accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the unregistered notes and in handling or forwarding tenders for exchange.

        We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes whether imposed on the registered holder or any other person, if:

  •
  exchange notes or unregistered notes for principal amounts not tendered or accepted for exchange are to be registered in the name of any person other than the registered holder of unregistered notes tendered;

  •
  tendered unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of unregistered notes under the exchange offer.

        If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting treatment

        We will record the exchange notes in our accounting records at the same carrying value as the unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of the exchange, as the terms of the exchange notes are substantially identical to the terms of the unregistered notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses relating to the exchange offer.

Other

        Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered unregistered notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any unregistered notes that are not tendered in the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS

Secured credit facility

        We have a $700 million secured credit facility, with a $200 million letter of credit sub-facility. The secured credit facility matures in October 2018. The obligations under this credit facility are secured by substantially all of our assets, as well as substantially all of the assets of the general partner and certain of our subsidiaries, but specifically excluding (i) assets that are subject to our accounts receivable securitization facility, (ii) the general partner's equity interest in Ferrellgas Partners and (iii) equity interest in certain unrestricted subsidiaries. Such obligations are also guaranteed by the general partner and certain of our subsidiaries. Therefore, borrowings under our secured credit facility will be effectively senior to your claims as a holder of the exchange notes being offered hereby with respect to our assets securing such credit facility. Furthermore, our secured credit facility is guaranteed by our general partner and all of our subsidiaries, other than certain special purpose subsidiaries formed for use in connection with accounts receivables securitizations and certain immaterial subsidiaries.

        As of January 31, 2016, we had total borrowings outstanding under our secured credit facility of $311.6 million, of which $255.4 million was classified as long-term debt.

        Borrowings outstanding at January 31, 2016 under our secured credit facility had a weighted average interest rate of 3.7%. All borrowings under our secured credit facility bear interest, at our option, at a rate equal to either:

  •
  for Base Rate Loans or Swing Line Loans, the Base Rate, which is defined as the higher of (i) the federal funds rate plus 0.50%, (ii) Bank of America's prime rate; or (iii) the Eurodollar Rate plus 1.00%; plus a margin varying from 0.75% to 1.75% (as of January 31, 2016, the margin was 1.75%); or

  •
  for Eurodollar Rate Loans, the Eurodollar Rate, which is defined as the LIBOR Rate plus a margin varying from 1.75% to 2.75% (as of January 31, 2016, the margin was 2.75%).

        As of January 31, 2016, the federal funds rate and Bank of America's prime rate were 0.34% and 3.50%, respectively. As of January 31, 2016, the one- month and three-month Eurodollar Rates were 0.48% and 0.70%, respectively.

        In addition, our secured credit facility contains an annual commitment fee, which is payable at a per annum rate ranging from 0.35% to 0.50% times the actual daily amount by which the facility exceeds the sum of (i) the outstanding amount of revolving credit loans and (ii) the outstanding amount of letter of credit obligations.

        Letters of credit outstanding at January 31, 2016 totaled $72.0 million and were used primarily to secure insurance arrangements and, to a lesser extent, product purchases. At January 31, 2016, we had remaining letter of credit capacity of $128.0 million.

        The secured credit facility contains various affirmative and negative covenants and default provisions, as well as requirements with respect to the maintenance of specified financial ratios and limitations on the making of loans and investments.

        In particular, our secured credit facility requires us to maintain:

  •
  a ratio of Consolidated Funded Senior Secured Indebtedness at a quarter end to Consolidated EBITDA for the four quarters then ended of 2.75 to 1.00 or less.

  •
  a ratio of Consolidated EBITDA to Consolidated Interest Charges for each four quarter period to be no less than 2.50 to 1.00.

  •
  a ratio of Consolidated Funded Indebtedness at a quarter end to Consolidated EBITDA for the four quarters then ended of 5.50 to 1.00 or less.

Existing notes

        Our notes have maturity dates ranging from 2021 to 2023 and bear interest at fixed rates of 6.50% with respect to our senior notes due 2021, 6.75% with respect to our senior notes due 2022, and 6.75% with respect to our exchange notes due 2023 offered hereby. These notes require annual aggregate principal payments, without premium, during the following calendar years of approximately:

  •
  $500 million—2021;

  •
  $475 million—2022; and

  •
  $500 million—2023.

        The agreements governing our notes contain various negative and affirmative covenants that limit our ability to, among other things:

  •
  incur additional indebtedness;

  •
  engage in transactions with affiliates;

  •
  create liens on our assets;

  •
  sell assets;

  •
  make restricted payments;

  •
  enter into business combinations and transactions involving the sale of all or substantially all of our assets; and

  •
  engage in other lines of business.

        In the event of a default under our notes, the holders of each series of our notes may accelerate the maturity thereof and cause all outstanding amounts thereunder to become immediately due and payable.

        We are permitted to make quarterly cash distributions so long as each distribution does not exceed a specified amount, we meet a specified financial ratio and no default exists or would result from such distribution.

Other financial obligations

        We utilize an accounts receivable securitization facility for the purpose of providing us with additional short-term working capital funding, especially during the winter heating months. This facility was entered into during January 2012 and matures on January 19, 2017. As part of this facility, we transfer an interest in a pool of our trade accounts receivable to Ferrellgas Receivables, LLC, our wholly owned, unconsolidated, qualifying special purpose subsidiary, which in turn sells this interest to Wells Fargo Bank, N.A., Fifth Third Bank, and SunTrust Bank.

        We do not provide any guarantee or similar support with respect to the collectability of these accounts receivables. We remit daily to Ferrellgas Receivables, LLC funds collected on its pool of trade accounts receivables. The level of funding available under the facility is currently limited to $225.0 million during the months of January, February, March and December, $175.0 million during the months of April and May and $145.0 million for all other months, depending on available undivided interests in our accounts receivable from certain customers. As of January 31, 2016, $119.0 million was funded under the accounts receivable securitization facility at an effective borrowing rate of 2.9%.

        Additionally, we maintain various non-cancelable operating leases with respect to property, computers, light and medium duty trucks, tractors and trailers. The following table summarizes our future minimum rental payments as of July 31, 2015. This summary also presents, should we elect to do so, the buyout amounts necessary to purchase the underlying assets at the end of the lease terms.

	Future minimum rental and buyout amounts by fiscal year
(in thousands)	2016	2017	2018	2019	2020	Thereafter
Operating lease obligations	$39,999	$31,497	$25,599	$20,084	$14,402	$16,078
Operating lease buyouts	$2,738	$1,816	$3,217	$3,011	$2,693	$9,355

 DESCRIPTION OF THE EXCHANGE NOTES

        We issued the unregistered notes and will issue the exchange notes under an indenture dated as of June 8, 2015, as supplemented, among us, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee. The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the unregistered notes, except that the exchange notes will have been registered under the Securities Act, the certificates for the exchange notes will not bear legends restricting their transfer and the exchange notes will not have registration rights or any rights to additional interest, as the exchange offer satisfies our obligations under the registration rights agreement with respect to the unregistered notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

        The Bridger Logistics Acquisition (as defined in "—Certain definitions") was consummated on June 24, 2015. Upon the consummation of the Bridger Logistics Acquisition, Bridger Logistics, LLC and each of its Subsidiaries became Restricted Subsidiaries and party to the indenture as Guarantors pursuant to a supplemental indenture, dated as of June 24, 2015.

        The following description is a summary of the material provisions of the indenture. It does not restate this agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as Noteholders. A copy of the indenture is available as set forth in "Where you can find more information." The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

        Some of the terms used in this description are defined in the section entitled "—Certain definitions." For purposes of this description, the "Company" refers to Ferrellgas, L.P., without its consolidated Subsidiaries.

        The "Notes" refers to the exchange notes to be issued in the exchange offer described in this prospectus, and to any unregistered notes remaining after the exchange offer.

Brief description of the notes and note guarantees

        The Notes will:

  •
  be the unsecured general joint and several obligations of the Issuers;

  •
  rank senior in right of payment to all subordinated indebtedness of each of the Issuers;

  •
  rank equally in right of payment with all other senior indebtedness of each of the Issuers, without giving effect to any collateral arrangements, including indebtedness outstanding under our Credit Agreement and the Existing Notes;

  •
  be effectively subordinated to, which means they will rank behind, the secured indebtedness of the Issuers, including indebtedness under our Credit Agreement, to the extent of security given to secure such indebtedness and structurally subordinated to the indebtedness and other liabilities of our Subsidiaries that are not Guarantors; and

  •
  be initially unconditionally guaranteed by the Guarantors on a senior basis as described below under "—Note guarantees."

        As of January 31, 2016, we had $311.6 million of outstanding borrowings and $316.4 million available for additional borrowings under our secured credit facility (subject to a debt incurrence limitation covenant under this facility limiting additional borrowings to $162.1 million as of January 31, 2016), all of which borrowings would be effectively senior to the Notes. The Notes will be effectively junior to the indebtedness under the secured credit facility to the extent of the value of our assets that secure such facility. As of January 31, 2016, the Company's consolidated Subsidiaries (other than Finance Corp.) would have had no long-term indebtedness outstanding, except for such guarantees of our obligations under the secured credit facility and the Note Guarantees. See "Description of other indebtedness."

        Initially, each of the Company's existing Subsidiaries (other than certain unconsolidated special purpose subsidiaries formed for use in connection with accounts receivables securitizations and certain immaterial subsidiaries) will be considered Restricted Subsidiaries and all of such existing Restricted Subsidiaries (other than Foreign Subsidiaries and Finance Corp.) will become Guarantors of the Notes.

        Each Note Guarantee will:

  •
  be the unsecured general obligation of each Guarantor;

  •
  rank senior in right of payment to all subordinated indebtedness of each Guarantor;

  •
  rank equally in right of payment with all other senior indebtedness of each Guarantor, including the guarantees of the Credit Agreement and any future guarantees of the Existing Notes, without giving effect to any collateral arrangements; and

  •
  be effectively subordinated to, which means they will rank behind, the secured indebtedness of each Guarantor, including the guarantee of the Credit Agreement, to the extent of security given to secure such indebtedness.

        After the consummation of the Bridger Logistics Acquisition, Bridger Logistics, LLC and each of its Subsidiaries will be Restricted Subsidiaries and the Company will cause all of such Restricted Subsidiaries initially to become Guarantors of the Notes and to guarantee the Credit Agreement. Further, although the Company is not required to do so, after Bridger Logistics, LLC and its Subsidiaries become Guarantors and guarantee the Credit Agreement, the Company expects to undertake consent solicitations which, upon completion, may result in the Guarantors guaranteeing the Existing Notes.

        Because the Notes will be structurally subordinated to the indebtedness of our Subsidiaries that are not Guarantors, Noteholders generally will have no recourse to any of our Subsidiaries that are not Guarantors or their assets for amounts due under the Notes. Noteholders may, however, have indirect recourse to the extent the Company has rights as a holder of equity interests in its Subsidiaries that are not Guarantors. In addition, the Noteholders will not have any right to require our Subsidiaries to make distributions to the Company. Furthermore, Noteholders generally will have no recourse to our assets which are provided as security to other indebtedness other than such rights that any other unsecured creditor may have to such assets during a bankruptcy or other insolvency proceeding. See "Risk factors." As of January 31, 2016, as specified above, our consolidated Subsidiaries that are not Guarantors would hold approximately $183.2 million, or 7%, of the Company's total assets and approximately $130.5 million, or 6%, of the Company's total liabilities, all of which liabilities are outstanding under our accounts receivable securitization facility and are non-recourse to the Issuers and the Guarantors. For the twelve month period ended January 31, 2016, as specified above, our consolidated Subsidiaries that are not Guarantors would account for an immaterial amount of revenues of the Company on a pro forma basis.

Note guarantees

        Initially, each of the Company's existing Subsidiaries (other than the Unrestricted Subsidiaries on the Issue Date) will be considered Restricted Subsidiaries and each of such Restricted Subsidiaries (other than Foreign Subsidiaries and Finance Corp.) will jointly and severally Guarantee the obligations of the Issuers under the Notes and the Indenture on a senior unsecured basis as guarantors (each referred to herein as, a "Guarantor"). In addition, if the Company or any Restricted Subsidiary acquires or creates a Restricted Subsidiary (other than a Foreign Subsidiary) after the Issue Date, which Restricted Subsidiary guarantees or otherwise becomes an obligor under the Credit Agreement or other Indebtedness of the Company or any Guarantor (other than certain intercompany Indebtedness specified below) in excess of the De Minimis Guaranteed Amount, the Company will cause such new Restricted Subsidiary to provide a Note Guarantee. After the consummation of the Bridger Logistics Acquisition, Bridger Logistics, LLC and each of its Subsidiaries will be Restricted Subsidiaries and the Company will cause all of such Restricted Subsidiaries initially to become Guarantors of the Notes and to guarantee the Credit Agreement. Further, although the Company is not required to do so, after Bridger Logistics, LLC and its subsidiaries become Guarantors and guarantee the Credit Agreement, the Company expects to undertake consent solicitations which, upon completion, may result in the Guarantors guaranteeing the Existing Notes.

        As of January 31, 2016, as described above, the Company's consolidated Subsidiaries (other than Finance Corp.) would have had no long-term indebtedness outstanding, except for the Note Guarantees and such guarantees of our obligations under the secured credit facility, as to which the Note Guarantees would have been effectively subordinated to the extent of the assets secured thereby.

        Although the Indenture will limit the amount of Indebtedness that Restricted Subsidiaries may incur, such Indebtedness may be substantial and such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain covenants—Limitation on additional indebtedness."

        The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the Noteholder the benefit of such provision. See "Risk factors—Risks relating to the notes and this offering—Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the notes and require noteholders to return payments received from subsidiary guarantors." If a Note Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero. If the obligations of a Guarantor under its Note Guarantee were avoided, Noteholders would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

        The Note Guarantee of a Guarantor will terminate upon:

  (1)
  a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of such Guarantor (other than, in either case, to the Company or a Restricted Subsidiary), whether or not such Guarantor is the surviving entity in such transaction, if the sale or other disposition does not violate the covenants described under "—Offers to purchase; repurchase at the option of the noteholders—Asset sales";

  (2)
  the designation in accordance with the Indenture of such Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which such Guarantor is no longer a Restricted Subsidiary;

  (3)
  defeasance or discharge of the Notes, as provided in "—Legal defeasance and covenant defeasance" and "—Satisfaction and discharge";

  (4)
  the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred that is continuing;

  (5)
  such Guarantor consolidating with, merging into or transferring all of its properties or assets to either the Company or another Guarantor, and as a result of, or in connection with, such transaction such Guarantor dissolving or otherwise ceasing to exist; or

  (6)
  at such time as (x) such Guarantor is not an obligor under the Credit Agreement or any Indebtedness (other than intercompany Indebtedness permitted to be incurred pursuant to clause (5) of the second paragraph of the covenant described under "—Certain covenants—Limitation on additional indebtedness") of the Issuers or any Guarantor in excess of the De Minimis Guaranteed Amount and (y) such Guarantor does not Guarantee any other Indebtedness of the Company or any of the other Guarantors (other than any such intercompany Indebtedness) in excess of the De Minimis Guaranteed Amount.

Principal, maturity and interest

        The Notes:

  •
  will be issued in registered form, without coupons, and in denominations of $2,000, or in integral multiples of $1,000 in excess thereof;

  •
  will accrue interest at the annual rate of 6.75% from and including the last interest payment date on which interest was paid on the unregistered notes (i.e., December 15, 2015), which interest will be computed on the basis of a 360- day year comprised of twelve 30-day months;

  •
  will pay interest semi-annually in arrears on June 15 and December 15 to holders of record on the immediately preceding June 1 and December 1; commencing June 15, 2016; and

  •
  will mature on June 15, 2023.

        We do not intend to list the Notes on any securities exchange or to seek approval for quotations of the Notes through any automated quotation system.

        We may issue additional Notes ("Additional Notes") from time to time after this offering as part of this series or in one or more additional series. Any offering of Additional Notes is subject to the covenant described below in the section entitled "—Certain covenants—Limitation on additional indebtedness." The Notes and any Additional Notes later issued under the Indenture as part of this series will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

        We will pay principal and interest on the Notes at our office or agency, which we maintain in New York City. At our option, we may make payments of interest by check mailed to the Noteholders at their respective addresses as set forth in the register of Notes. All payments with respect to global Notes, however, will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global Notes. Until otherwise designated by us, our office or agency in New York will be the office of the Trustee maintained for payment purposes.

Special mandatory redemption

        In the event that (a) the Bridger Logistics Acquisition does not take place on or prior to October 1, 2015 (the "Outside Date") or (b) at any time prior to the Outside Date, the Bridger Logistics Acquisition Agreement is terminated (any such event being a "Special Mandatory Redemption Event"), the Issuers will redeem all of the Notes (the "Special Mandatory Redemption") at a price equal to 100.00% of the initial issue price of the Notes plus accrued and unpaid interest from the Issue Date to, but not including, the redemption date (the "Special Mandatory Redemption Price").

        Notice of the occurrence of a Special Mandatory Redemption Event and that a Special Mandatory Redemption is to occur (the "Special Mandatory Redemption Notice") shall be delivered to the Trustee and mailed by first class mail to each Noteholder's registered address and, in addition, electronically delivered according to the procedures of DTC, within five Business Days after the Special Mandatory Redemption Event. At the Issuers' written request, the Trustee shall give the Special Mandatory Redemption Notice in the Issuers' names and at their expense. On such date specified in the Special Mandatory Redemption Notice as shall be no more than five Business Days (or such other minimum period not to exceed 30 days as may be required by DTC) after mailing the Special Mandatory Redemption Notice, the Special Mandatory Redemption shall occur (the date of such redemption, the "Special Mandatory Redemption Date").

        If funds sufficient to pay the Special Mandatory Redemption Price of all of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with a paying agent or the Trustee on or before such Special Mandatory Redemption Date, then on and after such Special Mandatory Redemption Date, the Notes shall cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under such Notes shall terminate.

        Prior to the Special Mandatory Redemption or the consummation of the Bridger Logistics Acquisition, the Company shall maintain the net proceeds from this offering on hand at all times (in cash or Cash Equivalents). However, Noteholders will not have any special access or rights to or a Lien or encumbrance of any kind on the net proceeds to the Issuers from this offering.

Optional redemption

        On and after June 15, 2019, we have the right to redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount) listed in the table below, plus accrued and unpaid interest on the Notes to the applicable redemption date, if redeemed during the twelve months beginning on June 15 of the years indicated in the table below:

Year	Percentage
2019	103.375%
2020	101.688%
2021 and thereafter	100.000%

        Prior to June 15, 2018 we may, at our option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including Additional Notes) issued under the Indenture in an amount not in excess of the Net Proceeds of one or more Equity Offerings at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

          (1)   at least 65% of the original principal amount of the Notes issued on the Issue Date remains outstanding after each such redemption; and

          (2)   the redemption occurs within 180 days after the closing of the related Equity Offering.

        At any time prior to June 15, 2019, we also have the right to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" with respect to any Notes to be redeemed, means an amount equal to the greater of:

  (1)
  1.0% of the principal amount of such Notes; and

  (2)
  the excess, if any, of:

            (A)  the present value at such redemption date of (i) the redemption price of such Note at June 15, 2019 (such redemption price being set forth in the table appearing above under the caption "Optional redemption") plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through June 15, 2019, in each case computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (B)  the principal amount of such Note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2019; provided, however, that if the period from the redemption date to June 15, 2019 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        The notice of redemption with respect to the foregoing redemption need not set forth the Applicable Premium but only the manner of calculation thereof. We will notify the Trustee of the Applicable Premium with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

Mandatory redemption; open market purchases

        Except as described above under "—Special mandatory redemption," we are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. We may at any time and from time to time purchase Notes in the open market or otherwise.

Offers to purchase; repurchase at the option of the noteholders

        We may be required to offer to purchase the Notes if there is a change in control of, or specified asset sales by, the Company.

Change of control offer

        Upon the occurrence of a Change of Control, each Noteholder will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's Notes pursuant to a Change of Control Offer (as defined below) on the terms set forth in the Indenture. In a Change of Control Offer, we will offer to repurchase the Notes a purchase price in cash equal to 101% of the aggregate principal amount of the Notes or portion of Notes validly tendered for payment, plus accrued and unpaid interest to the date of purchase (the "Change of Control Payment"). A "Change of Control" would occur when:

          (1)   there is a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company to any entity other than to a Related Party;

          (2)   there is a liquidation or dissolution of the Company or our General Partner or a successor to the General Partner; or

          (3)   there is any transaction or series of transactions that results in a Person other than a Related Party beneficially owning in the aggregate, directly or indirectly, more than 50% of the voting stock of our General Partner or a successor to the General Partner.

        The meaning of "all or substantially all" varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that governs the Indenture; therefore, in some transactions it may be unclear whether a Change of Control has occurred.

        Within 30 days following any Change of Control, we will mail a notice (the "Change of Control Offer") to each Noteholder stating that, among other things, a Change of Control Offer is being made, that all Notes tendered will be accepted for payment and that any Note not tendered will continue to accrue interest. We will identify the amount of the Change of Control Payment and the repurchase date (which shall be no earlier than 15 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date");. The notice will also include directions for Noteholders who elect to have their Notes purchased in the Change of Control Offer.

        Noteholders will be entitled to withdraw any election to have their Notes purchased if the paying agent receives timely and proper notice of such withdrawal. The notice from the Company to Noteholders will describe the requirements for the notice from the Noteholders to the paying agent.

        We will comply with the requirements of Rule 14e-l under the Exchange Act and any other relevant securities laws applicable to the repurchase of Notes in connection with a Change of Control.

        On the Change of Control payment date, we will, to the extent lawful, accept for payment Notes or portions of Notes tendered in accordance with the Change of Control Offer; deposit an amount equal to the Change of Control Payment for the Notes with the paying agent in respect of all Notes or portions of Notes properly tendered; and deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate amount of the Notes or portions of Notes tendered to us.

        The paying agent will promptly mail the Change of Control Payment to each Noteholder. The Trustee will promptly authenticate and mail to each Noteholder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. However, each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

        In the event that Noteholders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company, or any third party making such Change of Control Offer in lieu of the Company as described above, purchases all of the Notes held by such Noteholders, the Company will have the right, upon not less than 15 nor more than 60 days' prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, on such Notes that remain outstanding, to the date of redemption (subject to the right of Noteholders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

        The triggering of the purchase right will not constitute an event of default under the Indenture. Upon a Change of Control, all obligations under our Credit Agreement may immediately become due and payable. In addition, we may not have sufficient immediate financial resources to pay cash to the Noteholders upon a repurchase or repay our obligations under our Credit Agreement. The failure of the Company to repurchase the Notes upon a Change of Control Offer would constitute an immediate Event of Default under the Indenture.

        The Change of Control purchase feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of the Company (or any of its direct or indirect parent companies) and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers of the Notes and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "—Certain covenants—Limitation on additional indebtedness" and "—Certain covenants—Limitation on liens."

Asset sales

        The Company and its Restricted Subsidiaries may complete an Asset Sale only if the Company or its Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value, as determined in good faith by the Company, of the assets sold or otherwise disposed of, and, if such Asset Sale involves assets with a Fair Market Value in excess of $10 million, then at least 75% of the consideration received by the Company or the Restricted Subsidiary in the Asset Sale and all other Asset Sales since the Issue Date is in the form of cash or Cash Equivalents. For purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:

          (1)   the amount of any liabilities on the Company's or any Restricted Subsidiary's balance sheet that are assumed by the transferee of the assets;

          (2)   the amount of any Notes or other obligations received by the Company or the Restricted Subsidiary from the transferee that is converted within 180 days by the Company or the Restricted Subsidiary into cash, to the extent of the cash received;

          (3)   any assets used or useful in or related to a Permitted Business; and

          (4)   any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received since the Issue Date pursuant to this clause (4) that is at that time outstanding, not to exceed the greater of (i) $50 million and (ii) 10% of Consolidated Net Tangible Assets determined on the date of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being as determined in good faith by the Company and measured at the time received and without giving effect to subsequent changes in value).

        Furthermore, the 75% limitation will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than the after-tax proceeds would have been had the Asset Sale complied with the 75% limitation.

        If the Company or any of its Restricted Subsidiaries receives Net Proceeds exceeding $20 million from one or more Asset Sales in any fiscal year, then within 365 days after the date the aggregate amount of Net Proceeds exceeds $20 million, or if the Company or any of its Restricted Subsidiaries has entered into a binding commitment or commitments with respect to any of the actions described in clause (3) below, within the later of (x) 365 days after the date the aggregate amount of Net Proceeds exceeds $20 million or (y) 180 days after the entering into such commitment or commitments, the Company or any such Restricted Subsidiary must apply the amount of such Net Proceeds either (1) to reduce Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by a Lien permitted to be incurred under the Indenture (including Indebtedness under the Credit Agreement), (2) to prepay, repay, redeem or purchase any other Senior Indebtedness, or (3) to make an investment (including by acquisition) in assets or capital expenditures used or useful in or related to a Permitted Business. Any Net Proceeds that are not applied or invested in either of these ways will be considered "Excess Proceeds." Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities, or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

        When the aggregate amount of Excess Proceeds exceeds $20 million, we will make an offer to all Noteholders, and holders of other Indebtedness outstanding that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of asset sales, to purchase for cash that number of Notes that may be purchased out of the Excess Proceeds at a purchase price equal to 100% of the principal amount of the Note plus accrued and unpaid interest to the date of purchase. We will follow the procedures set forth in the Indenture and we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws.

        To the extent that the aggregate amount of Notes tendered in response to our purchase offer is less than the Excess Proceeds, the Company or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis in proportion to the aggregate principal amount of the Notes and such other pari passu Indebtedness tendered in accordance with the procedures for selection and notice of redemption set forth below. Upon completion of the offer to the Noteholders, the amount of Excess Proceeds will be reset at zero.

Selection and notice of redemption

        If less than all the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed among the Noteholders, by lot or in accordance with a method which the Trustee considers to be fair and appropriate (in accordance with the procedures of DTC). The Trustee must choose in a manner that complies with any legal and stock exchange requirements. Notices of redemption shall be mailed by first class mail at least 15 but not more than 60 days before the redemption date to each Noteholder to be redeemed at its registered address. Notices of redemption, including, without limitation, upon an Equity Offering, may, at the Company's discretion, be subject to one or more conditions precedent, including, without limitation, completion of the related Equity Offering. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of that Note upon surrender and cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Certain covenants

        The Indenture requires us to comply with a number of covenants, including those summarized below.

Limitation on additional indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of, in each case, to "incur," any Indebtedness, unless at the time of the incurrence and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Company would be at least 2.00 to 1.00.

        In addition to any Indebtedness that may be incurred as set forth above, the Company and its Restricted Subsidiaries may incur Indebtedness as permitted by the clauses below (collectively, "Permitted Indebtedness"):

          (1)   Indebtedness outstanding on the Issue Date, including the Existing Notes (other than Indebtedness described in clauses (3) and (12) below);

          (2)   Indebtedness of the Company or a Restricted Subsidiary incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the Company and its Restricted Subsidiaries, including, without limitation, the acquisition of assets subject to operating leases, Indebtedness incurred under the Credit Facilities, or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of the Company and its Restricted Subsidiaries; provided, that the aggregate principal amount of this Indebtedness (when taken together with Permitted Refinancing Indebtedness incurred pursuant to clause (6) below in respect of Indebtedness originally incurred under this clause (2)) outstanding at any time may not exceed the greater of (a) $75 million and (b) 2.5% of Consolidated Net Tangible Assets determined on the date of incurrence of such Indebtedness;

          (3)   Indebtedness of the Company or a Restricted Subsidiary (a) incurred for any purpose permitted under the Credit Facilities or (b) owing in respect of any Accounts Receivable Securitization, operating lease, or other off-balance sheet obligation existing on the Issue Date that arises because, after the Issue Date, such off-balance sheet obligations are refinanced with Indebtedness, provided, that the aggregate principal amount of this Indebtedness outstanding under this clause at any time may not exceed an amount equal to the greater of (x) $800 million and (y) $550 million plus 25% of Consolidated Net Tangible Assets determined on the date of incurrence of such Indebtedness;

          (4)   Indebtedness of the Company owed to our General Partner or an affiliate of our General Partner that is unsecured and that is subordinated in right of payment to the Notes; provided, that the aggregate principal amount of this Indebtedness (when taken together with Permitted Refinancing Indebtedness incurred pursuant to clause (6) below in respect of Indebtedness originally incurred under this clause (4)) outstanding at any time under this clause may not exceed $50 million and this Indebtedness has a final maturity date later than the final maturity date of the Notes;

          (5)   Indebtedness owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

          (6)   Permitted Refinancing Indebtedness incurred in respect of Indebtedness incurred as permitted under the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of this section entitled "—Certain covenants—Limitation on additional indebtedness" and clauses (1), (2) and (4) above, this clause (6) and clauses (8), (11) and (13) below;

          (7)   the incurrence by the Company or a Restricted Subsidiary of Indebtedness owing directly to its insurance carriers, without duplication, in connection with the Company's, its Subsidiaries' or its affiliates' self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements, and Guarantees of the foregoing, secured by letters of credit; provided, that any Consolidated Fixed Charges associated with the Indebtedness evidenced by such reinsurance agreements, indemnification agreements, Guarantees and letters of credit will be included, without duplication, in any determination of the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of this section entitled "—Certain covenants—Limitation on additional indebtedness;"

          (8)   Indebtedness of the Company and its Restricted Subsidiaries in respect of "Capital Leases," meaning, generally, any lease of any property which would be required to be classified and accounted for as a capital lease on a balance sheet of the lessor; provided, that the aggregate amount of this Indebtedness (when taken together with Permitted Refinancing Indebtedness incurred pursuant to clause (6) above in respect of Indebtedness originally incurred under this clause (8)) outstanding at any time may not exceed $30 million;

          (9)   Indebtedness of the Company and its Restricted Subsidiaries represented by letters of credit supporting (a) obligations under workmen's compensation laws, (b) obligations to suppliers of propane or energy commodity derivative providers in the ordinary course of business consistent with past practices, not to exceed $15 million at any one time outstanding, and (c) the repayment of Indebtedness permitted to be incurred under the Indenture;

          (10) bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees issued or provided by, or for the account of, the Company or a Restricted Subsidiary (a) in the ordinary course of business, (b) in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or (c) in connection with judgments that do not result in a Default or Event of Default, and any Guarantees or obligations with respect to letters of credit functioning as or supporting any of the foregoing bonds or obligations and workers' compensation claims in the ordinary course of business;

          (11) Indebtedness of the Company or its Restricted Subsidiaries incurred in connection with business acquisitions in favor of the sellers of such businesses in an aggregate principal amount not to exceed $70 million at any one time outstanding (including any Permitted Refinancing Indebtedness incurred pursuant to clause (6) above in respect of Indebtedness incurred under this clause (11)) determined on the date of incurrence of such Indebtedness; provided, that the principal amount of such Indebtedness incurred in connection with any such acquisition shall not exceed the Fair Market Value of the assets so acquired;

          (12) the Notes (other than any Additional Notes issued after this offering), the Note Guarantees and the Exchange Notes (and the Guarantees thereof);

          (13) the incurrence by the Company or its Restricted Subsidiaries of Permitted Acquisition Indebtedness;

          (14) liability of the Company or any Restricted Subsidiary in respect of Indebtedness of any Unrestricted Subsidiary or any Joint Venture but only to the extent that such liability is the result of (a) the Company's or such Restricted Subsidiary's being a general partner or member of, or owner of Capital Stock in, such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (14) (a) and then outstanding does not exceed $25 million or (b) the pledge of (or a Guarantee limited in recourse solely to) Capital Stock in such Unrestricted Subsidiary or Joint Venture held by the Company or such Restricted Subsidiary to secure such Indebtedness and solely to the extent such Indebtedness constitutes Non-Recourse Debt;

          (15) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;

          (16) the Guarantee by the Company or its Restricted Subsidiaries of Indebtedness of the Company or its Restricted Subsidiaries that was permitted to be incurred by another provision of this section entitled "—Certain covenants—Limitation on additional indebtedness";

          (17) the incurrence of Indebtedness by any of the Company and the Restricted Subsidiaries to the extent the net proceeds thereof are concurrently (a) used to redeem all of the outstanding Notes or (b) deposited to effect legal defeasance or covenant defeasance or satisfy and discharge this Indenture as described in "—Legal defeasance and covenant defeasance" and "—Satisfaction and discharge";

          (18) the incurrence of any obligations to any lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit;

          (19) the incurrence of in-kind obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business; and

          (20) additional Indebtedness of the Company or its Restricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of (a) $50 million and (b) 5% of Consolidated Net Tangible Assets determined on the date of incurrence of such Indebtedness.

        For purposes of determining compliance with this covenant:

          (1)   in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is entitled to be incurred in compliance with the Consolidated Fixed Charge Coverage Ratio in the first paragraph of this section, the Company may, in its sole discretion, classify (or later reclassify) in whole or in part such items of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness or a portion thereof may be classified (or later reclassified) in whole or in part as having been incurred under more than one of the applicable clauses of Permitted Indebtedness or in compliance with the Consolidated Fixed Charge Coverage Ratio in the first paragraph of this section; and

          (2)   all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed Incurred under clause (3) of the second paragraph of this covenant and may not be reclassified in the future.

        The "amount" or "principal amount" of any Indebtedness or Preferred Stock or Redeemable Capital Stock outstanding at any time of determination as used herein shall be as set forth below or, if not set forth below, determined in accordance with GAAP:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2)   the principal amount of the Indebtedness, in the case of any other Indebtedness;

          (3)   in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

            (a)   the Fair Market Value of such assets at the date of determination; and

            (b)   the amount of the Indebtedness of the other Person;

          (4)   in the case of any Capital Lease obligation, the amount of Indebtedness represented by such obligation being the capitalized amount of such obligation determined in accordance with GAAP, and the stated maturity thereof being the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty;

          (5)   in the case of any Redeemable Capital Stock, as specified in the definition thereof;

          (6)   in the case of all other unconditional obligations, the amount of the liability thereof determined in accordance with GAAP; and

          (7)   in the case of all other contingent obligations, the maximum liability at such date of such Person.

        For purposes of determining any particular amount of Indebtedness, if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (3) of the definition of "Permitted Indebtedness" and the letters of credit relate to other Indebtedness, then the amount of such other Indebtedness equal to the face amount of such letters of credit shall not be included. If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

Limitation on restricted payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or any other distribution or payment on or with respect to Capital Stock of the Company or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders, in their capacities as such, of Capital Stock of the Company or any of its Restricted Subsidiaries other than (a) dividends or distributions payable solely in Capital Stock of the Company (excluding Redeemable Capital Stock), or in options, warrants or other rights to purchase Capital Stock of the Company (excluding Redeemable Capital Stock); (b) dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary of the Company; or (c) dividends or other distributions by any Restricted Subsidiary of the Company to all holders of Capital Stock of that Restricted Subsidiary on a pro rata basis, including to the Company's General Partner;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of its Restricted Subsidiaries, other than any Capital Stock owned by the Company or a Restricted Subsidiary of the Company;

          (3)   make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other stated maturity, any Indebtedness subordinated in right of payment to the Notes, other than (a) any such Indebtedness owned by the Company or a Restricted Subsidiary of the Company; or (b) a purchase, defeasance, repurchase, redemption or other acquisition or retirement for value within one year of final maturity thereof; or

          (4)   make any Investment, other than a Permitted Investment, in any entity (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment (other than a Permitted Investment) referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"):

  unless, at the time of and after giving effect to the proposed Restricted Payment, no Default or Event of Default shall have occurred and be continuing, and the Restricted Payment, together with (without duplication of amounts included in clause (A) or clause (B) below) the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made, will not exceed:

            (A)  if the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.75 to 1.00, an amount equal to the sum, without duplication, of:

                (i)  Available Cash for the immediately preceding fiscal quarter, plus

               (ii)  100% of the aggregate Net Proceeds and the Fair Market Value of any Permitted Business or long-term assets that are used or useful in a Permitted Business to the extent acquired in consideration of Capital Stock of the Company (other than Redeemable Capital Stock) received by the Company after the Issue Date as a contribution to capital in respect of, or from the issue or sale of, Capital Stock of the Company (other than Redeemable Capital Stock) or from the issue or sale of convertible or exchangeable Redeemable Capital Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Capital Stock (other than Capital Stock (or Redeemable Capital Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

              (iii)  to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

              (iv)  the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the Issue Date (items (ii), (iii) and (iv) being referred to as "Incremental Funds"), minus

               (v)  the aggregate amount of Incremental Funds previously expended pursuant to this clause (A) and clause (B) below; or

            (B)  if the Consolidated Fixed Charge Coverage Ratio of the Company is equal to or less than 1.75 to 1.00, an amount equal to the sum, without duplication, of:

                (i)  $75 million, less the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries in accordance with this clause (B)(i) since the Issue Date, plus

               (ii)  Incremental Funds to the extent not previously expended pursuant to this clause (B) or clause (A) above.

        The Restricted Payment may be made in assets other than cash, in which case the amount will be the Fair Market Value, as determined in good faith by the Company on the date of the Restricted Payment of the assets proposed to be transferred.

        The above provisions will not prohibit:

          (1)   the payment of any dividend or distribution within 60 days after the date of its declaration if, at the date of declaration, the payment would be permitted as summarized above;

          (2)   the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary of the Company in exchange for, or out of the Net Proceeds of, a substantially concurrent capital contribution to the Company from any entity other than a Restricted Subsidiary of the Company; or issuance and sale of other Capital Stock, other than Redeemable Capital Stock, of the Company to any entity other than to a Restricted Subsidiary of the Company; provided, however, that the amount of any Net Proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash and Incremental Funds;

          (3)   any redemption, repurchase or other acquisition or retirement of Indebtedness subordinated in right of payment to the Notes in exchange for, or out of the Net Proceeds of, a substantially concurrent capital contribution to the Company from any entity other than a Restricted Subsidiary of the Company; or the issuance and sale of other Capital Stock other than Redeemable Capital Stock, of the Company to any entity other than to a Restricted Subsidiary of the Company or issuance and sale of Indebtedness of the Company issued to any entity other than a Restricted Subsidiary or the Company, so long as the Indebtedness is Permitted Refinancing Indebtedness; provided, however, that the amount of any Net Proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash and from Incremental Funds;

          (4)   the purchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale, in each case plus accrued interest, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

            (A)  in the case of a change of control, the Company has first complied with and fully satisfied its obligations under "—Offers to purchase; repurchase at the option of the noteholders—Change of control offer"; or

            (B)  in the case of an asset sale, the Company has complied with and fully satisfied its obligations in accordance with "—Offers to purchase; repurchase at the option of the noteholders—Asset sales";

          (5)   the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Redeemable Capital Stock of the Company or any preferred securities of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the section entitled "—Certain covenants—Limitation on additional indebtedness";

          (6)   so long as no Default (other than a Default under "—Reports to noteholders") or Event of Default shall have occurred and be continuing or would be caused thereby, any other Restricted

    Payments not otherwise permitted pursuant to this covenant in an aggregate outstanding amount not to exceed $10 million; or

          (7)   Restricted Payments by the Company to Ferrellgas Partners made substantially contemporaneously with the consummation of the Bridger Logistics Acquisition to be utilized by Ferrellgas Partners for consummation of the Bridger Logistics Acquisition.

        In computing the amount of Restricted Payments previously made for purposes of the Restricted Payments test above, Restricted Payments made under clauses (1) and (6) of the paragraph above will be included and Restricted Payments made under clauses (2), (3), (4), (5) and (7) of the paragraph above shall not be so included.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment, except that the Fair Market Value of any non-cash dividend paid within 60 days after the date of declaration will be determined as of such date of declaration. The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in accordance with the definition of that term. For purposes of determining compliance with this "Restricted Payments" covenant, (x) in the event that a Restricted Payment (or payment or other transaction that, except for being a transaction expressly excluded from clauses (1), (2) and (3) of the first paragraph of this covenant, or a Permitted Investment, would constitute a Restricted Payment) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (6) of third paragraph of this covenant, or is permitted pursuant to the first paragraph of this covenant or is a Permitted Investment, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or other such transaction (or portion thereof) on the date made or later reclassify such Restricted Payment or other such transaction (or portion thereof) in any manner that complies with this covenant; and (y) in the event a Restricted Payment is made pursuant to clause (A) or (B) of the first paragraph of this covenant, the Company will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds. Notwithstanding the foregoing, the amount of (i) any contribution of Capital Stock (including, without limitation, Capital Stock in Bridger Logistics, LLC and its Subsidiaries) by Ferrellgas Partners to the Company in connection with the Bridger Logistics Acquisition and (ii) any Net Proceeds and Fair Market Value of any property received in consideration of any contribution to capital of the Company in respect of Capital Stock (other than Redeemable Capital Stock) of the Company that are utilized for the consummation of the Bridger Logistics Acquisition will, in each case, be excluded from the calculation of Available Cash and Incremental Funds under "—Certain covenants—Limitation on restricted payments" above.

        For purposes of this covenant and the definition of "Permitted Investments," a contribution, sale or incurrence will be deemed to be "substantially concurrent" if the related Restricted Payment or purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal or acquisition of assets or Capital Stock occurs within 120 days before or after such contribution, sale or incurrence.

Limitation on liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Liens securing other Indebtedness, unless the Lien is a Permitted Lien or the Notes and the Note Guarantees are directly secured equally and ratably with the obligation or liability secured by such Lien until such time as such other Indebtedness is no longer secured by a Lien (other than a Permitted Lien). Any Lien so created for the benefit of the Noteholders shall provide by its terms that such Lien shall be automatically and unconditionally released upon such other Indebtedness no longer being so secured.

Limitation on transactions with affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or make or amend any transaction or series of related transactions, including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services, with, or for the benefit of any affiliates of the Company involving aggregate payments or value in excess of $2 million (an "Affiliate Transaction") unless:

          (1)   the transaction or series of related transactions are on terms, taken as a whole, that are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from an entity that is not an affiliate of the Company or Restricted Subsidiary; and

          (2)   with respect to transaction(s) involving aggregate payments or value equal to or greater than $25 million, the Company shall have delivered an officers' certificate to the Trustee certifying that the transaction(s) is on terms, taken as a whole, that are no less favorable to the Company or the Restricted Subsidiary than those which would have been obtained from an entity that is not an affiliate of the Company or Restricted Subsidiary and, with respect to transaction(s) involving aggregate payments or value equal to or greater than $50 million, has been approved by a majority of the board of directors of our General Partner, including a majority of the disinterested directors.

        The following items shall not be deemed to be Affiliate Transactions and thus the preceding paragraph will not apply to:

          (1)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Certain covenants—Limitation on Restricted Payments" or any Permitted Investment;

          (2)   transactions or series of related transactions between the Company and its Restricted Subsidiaries or between Restricted Subsidiaries;

          (3)   indemnities of officers, directors and employees of the Company or any of the Restricted Subsidiaries permitted by bylaw, partnership agreement, operating agreement or statutory provisions and any employment agreement or other employee compensation plan or arrangement or other benefits entered into in the ordinary course of business by the Company or any of the Restricted Subsidiaries;

          (4)   the entering into of any employment agreement, stock option agreement, restricted stock agreement, employee stock ownership plan related agreements, or similar agreement and arrangements, in the ordinary course of business;

          (5)   transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of Permitted Businesses operated by the Company, its Subsidiaries and affiliates;

          (6)   any Accounts Receivable Securitization;

          (7)   any affiliate trading transactions done in the ordinary course of business;

          (8)   any transaction that is a Flow-Through Acquisition;

          (9)   transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or otherwise controls, such Person;

          (10) sales of Capital Stock (other than Redeemable Capital Stock) to Affiliates of the Company, or receipt by the Company of capital contributions from holders of its Capital Stock;

          (11) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee opinion from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the first paragraph;

          (12) transactions in respect of the Company's partnership agreement or any other agreement to which the Company or any of the Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended, replaced or renewed from time to time or any agreement entered into in the future similar to any such agreement; provided, however, that any future amendment, modification, supplement, extension or renewal or future or replacement agreement entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Noteholders than the terms of the agreements in effect on the Issue Date as determined in good faith by the Company;

          (13) in the case of contracts for gathering, transporting, compressing, treating, processing, fractionating, marketing, selling, distributing, storing, refining or otherwise handling Hydrocarbons, hedging agreements or arrangements, and production handling, operating, construction, terminaling, storage, lease, platform use, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary and third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then the terms are no less favorable than those available from third parties on an arm's- length basis, in each case as determined in good faith by the Company;

          (14) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and the Restricted Subsidiaries than those contained in similar contracts entered into by the Company or any of the Restricted Subsidiaries with unrelated third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, then on the terms no less favorable than those available from third parties on an arm's-length basis, in each case as determined in good faith by the Company; and

          (15) (a) guarantees by the Company or any of the Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any Restricted Subsidiary of (or any Guarantee by the Company or any Restricted Subsidiary limited in recourse solely to) Capital Stock in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (21) of the definition of "Permitted Liens".

        In addition, if the Company or any of its Restricted Subsidiaries purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction), and if the Company or any of its Restricted Subsidiaries sells, conveys or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

Limitation on dividends and other payment restrictions affecting subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction (other than under the Indenture) on the ability of any Restricted Subsidiary to:

          (1)   pay dividends, in cash or otherwise, or make any other distributions on or with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

          (2)   pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (3)   make loans or advances to, or any investment in, the Company or any other Restricted Subsidiary;

          (4)   transfer any of its properties or assets to the Company or any other Restricted Subsidiary; or

          (5)   Guarantee any Indebtedness of the Company or any other Restricted Subsidiary.

        Collectively, these restrictions are called the "Payment Restrictions." However, some encumbrances or restrictions are permissible, including those existing under or by reason of:

          (1)   applicable law;

          (2)   any agreement in effect at or entered into on the Issue Date or any agreement relating to any Indebtedness permitted to be incurred under the Indenture, or with respect to any Credit Facility (including agreements or instruments evidencing Indebtedness incurred after the Issue Date); provided, however, that the encumbrances and restrictions contained in the agreements governing such permitted Indebtedness are not materially more restrictive, taken as a whole, with respect to the payment restrictions than those set forth in the agreements governing the Company's existing Indebtedness as in effect on the Issue Date, as determined in good faith by the Company;

          (3)   customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

          (4)   purchase money obligations, mortgage financings or Capital Leases for property subject to such obligations;

          (5)   any agreement or instrument of an entity (or any of its Restricted Subsidiaries) acquired by the Company or any Restricted Subsidiary, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any third party other than the entity (or its Restricted Subsidiaries);

          (6)   provisions contained in instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument;

          (7)   customary provisions with respect to the disposition or distribution of assets or property in Joint Venture agreements, asset sale agreements, stock sale agreements, stockholder agreements, partnership or limited liability company agreements, operating agreements and other similar agreements or other customary provisions;

          (8)   restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (9)   encumbrances and restrictions contained in contracts entered into in the ordinary course of business not relating to any Indebtedness and that do not, individually or in the aggregate, detract from the value of, or from the ability of the Company and the Restricted Subsidiaries to realize the value of, property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary, as determined in good faith by the Company;

          (10) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of "Permitted Other Business Investment";

          (11) any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary of the Company as to restrictions on distributions by that Restricted Subsidiary pending its sale or other disposition or other customary restrictions pursuant thereto;

          (12) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being repaid, refunded, renewed, replaced, extended, refinanced or exchanged, as applicable, as determined in good faith by the Company;

          (13) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of "—Certain covenants—Limitation on liens" that limit the right of the debtor to dispose of the assets subject to such Liens; or

          (14) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions.

Merger, consolidation or sale of assets

        The Indenture provides that the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

          (1)   the Company is the surviving Person or the Person formed by or surviving the transaction, if other than the Company, or the Person to which the disposition was made is a corporation or Company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2)   the Person formed by or surviving the transaction, if other than the Company, or the Person to which the disposition was made assumes all the obligations of the Company in accordance with a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture;

          (3)   immediately after the transaction no Default or Event of Default exists;

          (4)   at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, either (a) the Company or such other Person is permitted to incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio as described in the section entitled "—Certain covenants—Limitation on additional indebtedness," or (b) the Consolidated Fixed Charge Coverage Ratio of the Company or such other Person is equal to or greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately before such transaction; and

          (5)   if a supplemental indenture is required pursuant to clause (2), unless a Guarantor is a party to the merger, consolidation or disposition, such Guarantor shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes.

        The foregoing provision will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

        The Indenture also provides that Finance Corp. may not consolidate or merge with or into, whether or not it is the surviving Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person except under conditions similar to those described in clauses (1), (2), (3) and (5) of the paragraph above. Notwithstanding anything herein to the contrary, in the event the Company becomes a corporation or the Company or the Person formed by or surviving any consolidation or merger to which the Company is a party (permitted in accordance with the terms of the Indenture) is a corporation, Finance Corp. may be dissolved and may cease to be an Issuer; provided that, to the extent the Company or any Person formed by or surviving any such consolidation or merger is not a corporation, Finance Corp. shall not be dissolved and shall not cease to be an Issuer.

        In addition, the Issuers will not permit any Guarantor to consolidate with or merge with or into, and will not permit the conveyance, transfer or lease of substantially all of the assets of any Guarantor to, any Person (other than the Company or another Guarantor) unless:

          (1)   (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee and (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; or

          (2)   the transaction is made in compliance with the covenants described under "—Offers to purchase; repurchase at the option of the Noteholders—Asset sales."

        Notwithstanding the foregoing and the covenants under "—Certain covenants", the Bridger Logistics Acquisition and the related transactions will be permitted under the Indenture.

        Further notwithstanding the foregoing, the Company may reorganize as any other form of entity in accordance with the following procedures, provided that:

          (1)   the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of the Company into a form of entity other than a limited partnership formed under Delaware law;

          (2)   the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (3)   the entity so formed by or resulting from such reorganization assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

          (4)   immediately after such reorganization no Default or Event of Default exists; and

          (5)   such reorganization is not materially adverse to the Noteholders (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Noteholders solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law).

        Upon any consolidation or merger or any disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and complies with, the provisions of the first paragraph of this section and in which the Company is not the surviving entity, the surviving entity formed by such consolidation or into which the Company is merged or to which such disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such, and thereafter (except in the case of a lease of all or substantially all of the Company's properties or assets) the Company will be relieved of all obligations and covenants under the Indenture and the Notes.

Reports to noteholders

        Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the Noteholders all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," within the time periods required with respect to a non-accelerated filer. In addition, we will furnish to such Noteholders all reports that would be required to be filed with the SEC on Form 8-K if we were required to file the reports within the time periods required with respect to a non-accelerated filer. Finally, whether or not required by the rules and regulations of the SEC, we will file a copy of all the information described in the preceding sentences with the SEC unless the SEC will not accept the filing. We will also make the information available to investors who request it in writing. Currently, we are required to and do file quarterly and annual reports on Forms 10-Q and 10-K.

        In the event that the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity's level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to any parent entity of the Company (including Ferrellgas Partners) as long as such parent entity of the Company provides a Note Guarantee; provided that the same is accompanied by consolidating information that explains in reasonable detail the material differences between the information relating to such parent entity, on the one hand, and the information relating to the Restricted Subsidiaries on a stand-alone basis, on the other hand.

        In addition, the Issuers and the Guarantors have agreed that they will make available to the Noteholders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act to the extent not satisfied by the foregoing. For purposes of this covenant, the Issuers and the Guarantors will be deemed to have furnished or made available the reports and information to the Trustee, the Noteholders and investors and prospective investors as required by this covenant if they have filed such reports and information with the SEC via the EDGAR filing system and such reports and information are publicly available.

Future guarantors

        If, after the date of the Indenture, any Restricted Subsidiary that is not already a Guarantor Guarantees or otherwise becomes an obligor under any other Indebtedness of either of the Issuers or any of the Guarantors (other than intercompany Indebtedness permitted to be incurred pursuant to clause (5) of the second paragraph of the covenant described under "—Certain covenants—Limitation on additional indebtedness") in excess of the De Minimis Guaranteed Amount, then such Restricted Subsidiary must become a Guarantor by executing a supplemental indenture in the form specified in the Indenture and delivering an Opinion of Counsel as to the satisfaction of conditions precedent to the Trustee within 30 days of the date on which such Restricted Subsidiary become such an obligor on such Indebtedness. Notwithstanding the foregoing, any Note Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released upon any of the conditions specified in clauses (1) to (6) above under "—Note guarantees".

        Notwithstanding the foregoing, no Foreign Subsidiary that has Guaranteed (or is otherwise an obligor of) other Indebtedness of either Issuer or any Guarantor in excess of the De Minimis Guaranteed Amount shall be required to execute any such supplemental indenture unless such Foreign Subsidiary has guaranteed (or is otherwise an obligor of) other Indebtedness of either Issuer or a Guarantor that is not a Foreign Subsidiary in excess of the De Minimis Guaranteed Amount.

Limitations on activities of Finance Corp.

        In addition to the restrictions set forth under "—Certain covenants—Limitation on additional indebtedness", Finance Corp. will not incur any Indebtedness unless (1) the Company is a co-obligor or guarantor of the Indebtedness; or (2) the net proceeds of the Indebtedness are either lent to the Company, used to acquire outstanding debt securities issued by the Company, or used, directly or indirectly, to refinance or discharge Indebtedness permitted under the limitation of this covenant. The Finance Corp. will not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the Company.

Effectiveness of covenants

        From and after the occurrence of an Investment Grade Rating Event, we and our Restricted Subsidiaries will not be subject to the following provisions of the Indenture (collectively, the "Suspended Covenants"):

          (a)   clause (4) of the covenant described under the first paragraph under "—Merger, consolidation or sale of assets" and

          (b)   the provisions of the Indenture described above under the following headings:

      •
      "—Offers to purchase; repurchase at the option of the noteholders—Asset sales;"

      •
      "—Certain covenants—Limitation on additional indebtedness;"

      •
      "—Certain covenants—Limitation on restricted payments;"

      •
      "—Certain covenants—Limitation on transactions with affiliates;" and

      •
      "—Certain covenants—Limitation on dividends and other payment restrictions affecting subsidiaries."

        If at any date (each such date, a "Reversion Date") the credit rating of the Notes is downgraded from an Investment Grade Rating by either Rating Agency, then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of the Indenture, unless and until the occurrence of a subsequent Investment Grade Rating Event.

        The period of time between the occurrence of an Investment Grade Rating Event and the Reversion Date is referred to herein as the "Suspension Period." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Certain covenants—Limitation on restricted payments" will be made as though the covenant described under "—Certain covenants—Limitation on restricted payments" had been in effect at all times since the issue date, including during any Suspension Period. Any Indebtedness incurred during any Suspension Period would be deemed to be Permitted Indebtedness subsequent to the Reversion Date. Neither the failure of the Company or any of its Subsidiaries to comply with a Suspended Covenant during any Suspension Period nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with the Indenture during any Suspension Period will constitute a Default, Event of Default or breach of any kind under the Indenture or the Notes.

        Furthermore, during any Suspension Period, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

        Consequently, during any Suspension Period, the Noteholders will be entitled to substantially reduced covenant protection. However, the Company and its Restricted Subsidiaries will remain subject to all other covenants in the Indenture during any such time, including the covenant described above under "—Offers to purchase; repurchase at the option of the noteholders—Change of control offer".

        There can be no assurance that the Notes will ever achieve or maintain an Investment Grade Rating from any Rating Agency.

Events of default and remedies

        Each of the following is an "Event of Default":

          (1)   default in the payment of the principal of or premium, if any, on any Note when the same becomes due and payable, upon stated maturity, acceleration, optional redemption, required purchase (including the Special Mandatory Redemption), scheduled principal payment or otherwise;

          (2)   default in the payment of an installment of interest on any of the Notes, when the same becomes due and payable, which default continues for a period of 30 days;

          (3)   failure to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture, other than a default specified in clauses (1) and (2) above, and the default continues for a period of 45 days (or, solely in the case of a default in a term, covenant or agreement described above under "—Reports to noteholders", 180 days) after written notice of the default requiring us to remedy the same shall have been given to the Company by the Trustee or to us and the Trustee by holders of 25% in aggregate principal amount of the applicable Notes then outstanding;

          (4)   default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $50 million, if the default:

            (A)  is caused by a failure to pay principal of or premium, if any, or interest on to such Indebtedness within the applicable grace period, if any, provided with respect to such Indebtedness (a "Payment Default"); or

            (B)  results in the acceleration of such Indebtedness prior to its stated maturity,

  provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

          (5)   a final judgment or judgments, which is or are non-appealable and non-reviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against the Company, any Restricted Subsidiary, or the General Partner provided such judgment or judgments requires or require the payment of money in excess of $50 million, in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment; in the event of a stay, the judgment shall not be discharged within 30 days after the stay expires;

          (6)   specified events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries has occurred; or

          (7)   any Note Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and the Restricted Subsidiaries) would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor that is a Significant Subsidiary or group of Guarantors that, taken together (as of the latest audited consolidated financial statements of the Company and the Restricted Subsidiaries) would constitute a Significant Subsidiary denies or disaffirms (in a manner having legal effect) its obligations under the Indenture or its Note Guarantee.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of principal amount of the Notes then outstanding may declare all the Notes of that series to be due and payable immediately.

        Notwithstanding the foregoing, in the case of an Event of Default arising from specified events of bankruptcy or insolvency, with respect to the Company or Finance Corp. or any Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to limitations, holders of a majority in principal amount of then-outstanding Notes may direct the Trustee in its exercise of any trust or power. If any Event of Default occurs because we or those acting on our behalf willfully intended to avoid payment of the premium that we would have to pay if we then elected to redeem the Notes under the optional redemption provisions of the Indenture governing the Notes, then an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. The holders of a majority in aggregate principal amount of Notes issued under the Indenture and then outstanding, by notice to the Trustee for those Notes, may waive any existing Default or Event of Default for all Noteholders and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the Notes.

        We are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. In addition, upon an Officer of the Issuers becoming aware of any Default or Event of Default, we are required to deliver to the Trustee a statement specifying the Default or Event of Default within 10 business days after such Officer becomes aware of the occurrence and continuation of such Default or Event of Default unless such Default or Event of Default has been cured before the end of such 10 business day period.

No personal liability of partners, directors, officers, employees and unitholders

        None of the General Partner, Ferrellgas Partners or any partner, director, officer, employee, incorporator, member, manager, unitholder or stockholder or other holder of Capital Stock of the General Partner, the Issuers or any Guarantor, as such, shall have any liability for any of our obligations under the Notes or the Indenture or any claim based on, in respect of, or by reason of, these obligations. Each Noteholder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Non-recourse

        Our obligations under the Indenture are non-recourse to Ferrellgas Partners and its affiliates, other than the Issuers and the Guarantors and are payable only out of the cash flow and assets of the Issuers and the Guarantors. The Trustee has, and each holder of a Note, by accepting a Note, is deemed to have, agreed in the Indenture that Ferrellgas Partners and its other affiliates will not be liable for any of our obligations under the Indenture or the Notes.

Legal defeasance and covenant defeasance

        We may, at the option of the board of directors of our General Partner, on our behalf, and the board of directors of Finance Corp. and at any time, elect to have all of our obligations discharged with respect to outstanding Notes. This is known as "legal defeasance." If the Issuers exercise their legal defeasance option, the Note Guarantees in effect at such time will terminate. However, under legal defeasance we cannot discharge:

          (1)   the rights of holders of outstanding Notes to receive payments with respect to any principal, premium, and interest on the Notes when the payments are due;

          (2)   our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes or mutilated, destroyed, lost or stolen Notes;

          (3)   our obligation to maintain an office or agency for payment and money for security payments held in trust;

          (4)   the rights, powers, trusts, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (5)   the legal defeasance and covenant defeasance provisions of the Indenture.

        In addition, we may, at our option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to (x) all of the covenants that are described under "—Certain covenants" and under "—Offers to purchase; repurchase at the option of the noteholders" (other than the covenant described in the first paragraph under "—Merger, consolidation or sale of assets," except to the extent described below), including the Company's obligation to make Change of Control Offers and Asset Sale Offers, and (y) the limitations described in clause (4) of the first paragraph under "—Merger, consolidation or sale of assets" (known as "covenant defeasance") and thereafter any omission to comply with those covenants or limitations will not constitute a Default or Event of Default with respect to the Notes. In the event covenant defeasance occurs, all Events of Default described under "—Events of default and remedies" (except those relating to payments on the Notes or bankruptcy or insolvency events as to the Company) will no longer constitute an Event of Default with respect to the Notes. This is called "covenant defeasance."

        In order to exercise either legal defeasance or covenant defeasance, we must irrevocably deposit with the Trustee, in trust, for the benefit of the Noteholders, (x) cash in U.S. dollars, (y) non-callable U.S. government securities, or (z) a combination thereof, in amounts sufficient (in the case of clause (y) or (z), in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm), to pay the principal, any premium and interest on the outstanding Notes on the stated maturity date or on the applicable redemption date.

        In addition, we will be required to deliver to the Trustee an Opinion of Counsel stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with. Furthermore, in the case of a legal defeasance, the opinion must confirm that we have received from, or there shall have been published by, the IRS a ruling, or since the Issue Date, there shall have been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred. In the case of covenant defeasance, the opinion must confirm that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

        Finally, to exercise either legal defeasance or covenant defeasance, we must have delivered to the Trustee an officers' certificate stating that we did not make the deposit with the intent of preferring the Noteholders over our other creditors or with the intent of defeating, hindering, delaying or defrauding our other creditors.

        We may not exercise either legal defeasance or covenant defeasance if an Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any other substantially contemporaneous deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings, all or a portion of which are to be applied to such deposit). In addition, we may not exercise either legal defeasance or covenant defeasance if such legal defeasance or covenant defeasance will result in a breach, violation or constitute a default under any material agreement or instrument (other than the Indenture and the agreements governing other Indebtedness being contemporaneously defeased, discharged or replaced) to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound.

Satisfaction and discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when: (1) either: (a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuers) have been delivered to the Trustee for cancellation; or (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, (x) cash in U.S. dollars, (y) non-callable Government Securities, or (z) a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest (in the case of clause (y) or (z), in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm), to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (2) solely in respect of (1)(b), no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any other substantially contemporaneous deposit relating to other Indebtedness) and the granting of Liens to secure such borrowings, all or a portion of which are to be applied to such deposit) and such deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound (other than the agreements governing other Indebtedness being contemporaneously defeased, discharged or replaced); (3) the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and (4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be. In addition, the Issuers must deliver an officers' certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Notwithstanding the satisfaction and discharge of the Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of the paragraph above, the provisions of the paragraph below will survive. In addition, nothing in this paragraph or the paragraph above will be deemed to discharge those provisions of the Indenture that, by their terms, survive the satisfaction and discharge of the Indenture.

        Subject to the provisions of the Indenture, all money deposited with the Trustee pursuant to the second preceding paragraph above shall be held in trust and applied by it, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law. If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with second preceding paragraph above by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers' obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to the second preceding paragraph above; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Noteholders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Amendment, supplement and waiver

        In general, the Indenture and the Notes may be amended or supplemented, and any existing default or compliance with any provision of the Indenture or the Notes may be waived, with the consent of the holders of at least a majority in principal amount of the Notes then outstanding. This includes consents obtained in connection with a tender offer or exchange offer for Notes. However, without the consent of each Noteholder affected, an amendment or waiver may not:

          (1)   reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, other than provisions relating to our obligation to repurchase the Notes upon Asset Sales or a Change of Control except to the extent relating to a payment required pursuant thereto after the time at which such payment has become due;

          (3)   reduce the rate of or change the time for payment of interest on any Note;

          (4)   waive a Default in the payment of principal or interest on the Notes (for the avoidance of doubt, this clause (4) shall not require the consent of each Noteholder affected with respect to the waiver of the requirement to make a payment required by one of the covenants described above under "—Offers to purchase; repurchase at the option of the noteholders" prior to the date on which such payment is due);

          (5)   make any Note payable in money other than that stated in the Notes;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Noteholders to receive payments of principal, premium, if any, or interest on the Notes (except a payment required by one of the covenants described above under "—Offers to purchase; repurchase at the option of the noteholders" prior to the time at which such payment has become due);

          (7)   modify the Note Guarantees in any manner adverse to the Noteholders except for any release of Guarantors in accordance with the terms of the Indenture;

          (8)   impair the right of any Noteholder to receive payment of, premium, if any, principal of and interest on such Noteholder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Noteholder's Notes (except a rescission of acceleration of the Notes by the Noteholders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); or

          (9)   make any change in the foregoing amendment and waiver provisions.

        Without the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may make any change to, or extend the time for performance under, the Special Mandatory Redemption provisions described under "—Special mandatory redemption."

        Notwithstanding the foregoing, without the consent of any Noteholder, we and the Trustee may amend or supplement the Indenture or the Notes to:

          (1)   cure any ambiguity, defect or inconsistency;

          (2)   provide for uncertificated Notes in addition to or in place of certificated Notes;

          (3)   provide for the assumption of the obligations of an Issuer or Guarantor to Noteholders in the case of a merger or consolidation or sale of all or substantially all of an Issuer's or a Guarantor's properties or assets, as applicable;

          (4)   make any change that could provide any additional rights or benefits to the Noteholders that does not adversely affect the legal rights under the Indenture of any such holder in any material respect;

          (5)   comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (6)   to provide security for or add Guarantees with respect to the Notes or release a Guarantor from its Note Guarantee and terminate such Note Guarantee; provided, however, that the release and termination is in accord with the applicable provisions of the Indenture;

          (7)   secure the Notes or Note Guarantees;

          (8)   add to the covenants of the Issuers or a Restricted Subsidiary for the benefit of the Noteholders or surrender any right or power conferred upon the Issuers or a Restricted Subsidiary;

          (9)   make any change that does not adversely affect the rights of any Noteholder in any material respect;

          (10) evidence or provide for the succession of a successor Trustee;

          (11) to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this "Description of exchange notes", as set forth in an officers' certificate;

          (12) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; or

          (13) to provide for the reorganization of the Company as any other form of entity in accordance with the fifth paragraph of "—Merger, consolidation or sale of assets."

        The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Noteholder of Notes given in connection with a tender or exchange offer for such Noteholder's Notes will not be rendered invalid by such tender or exchange. After an amendment under the Indenture becomes effective, the Issuers are required to mail to the Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all the Noteholders, or any defect in the notice will not impair or affect the validity of the amendment.

The trustee

        Should the Trustee, U.S. Bank National Association, become our creditor, the Indenture contains specific limitations on the Trustee's rights to obtain payment of claims or to realize on specific property received in respect of any claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to specific exceptions. The Indenture provides that in case an uncured Event of Default occurs, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Noteholder, unless the Noteholder offers to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Governing law

        The Indenture provides that it, the Notes and the Notes Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        Set forth below are certain defined terms used in the Indenture and in the description of Notes set forth above. These defined terms frequently refer to other defined terms and include details that explain the terms of the Indenture with greater precision than the summary section above does. We have not, however, included in this glossary all of the defined terms that are included in the Indenture or all of the capitalized terms used in description of notes. We urge you to read the Indenture and the form of Note because they, not this description, define the rights of the Noteholders and include all the details about the Notes.

        "Accounts Receivable Securitization" means a financing arrangement involving the transfer or sale of accounts receivable of the Company and its Restricted Subsidiaries in the ordinary course of business through one or more SPEs, the terms of which arrangement do not impose (a) any recourse or repurchase obligations upon the Company and its Restricted Subsidiaries or any affiliate of the Company and its Restricted Subsidiaries (other than any such SPE) except to the extent of the breach of a representation or warranty by the Company and its Restricted Subsidiaries in connection therewith or (b) any negative pledge or Lien on any accounts receivable not actually transferred to any such SPE in connection with such arrangement.

        "affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person For purposes of this definition, "control," as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" will have correlative meanings.

        "as determined in good faith by the Company" means a determination made in good faith by the board of directors of the General Partner or any Officer of the General Partner or the Company involved in or otherwise familiar with the transaction for which such determination is being made, any such determination being conclusive for all purposes under the Indenture.

        "Asset Acquisition" means the following (in all cases, including assets acquired through a Flow-Through Acquisition):

          (1)   an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which the Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company;

          (2)   the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person, other than a Restricted Subsidiary of the Company, which constitute all or substantially all of the assets of such Person; or

          (3)   the acquisition by the Company or any Restricted Subsidiary of the Company of any division or line of business of any Person, other than a Restricted Subsidiary of the Company.

        "Asset Sale" means either of the following, whether in a single transaction or a series of related transactions:

          (1)   the sale, lease, conveyance or other disposition of any assets other than (a) sales, leases or transfers or other dispositions of assets in the ordinary course of business (including but not limited to the sales of inventory in the ordinary course of business), and (b) sales of accounts receivable under any Accounts Receivable Securitization; or

          (2)   the issuance or sale of Capital Stock of any direct Subsidiary.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1)   any sale, issuance, lease, transfer or other disposition of assets or Capital Stock by the Company or any of its Restricted Subsidiaries to the Issuers or a Restricted Subsidiary;

          (2)   any sale, transfer or other disposition of assets or Capital Stock by the Company or any of its Restricted Subsidiaries to any entity in exchange for other assets used in a related business and/or cash (provided, that such cash portion is at least 75% of the difference between the value of the assets being transferred and the value of the assets being received) and having a Fair Market Value, as determined in good faith by the Company, reasonably equivalent to the Fair Market Value of the assets so transferred;

          (3)   any sale, lease, transfer or other disposition of assets in accordance with Permitted Investments;

          (4)   the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company; provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions described under the section entitled "—Offers to purchase; repurchase at the option of the noteholders—Change of control offer" and/or the provisions described under the section entitled "—Merger, consolidation or sale of assets" and not the Asset Sale covenant;

          (5)   the transfer or disposition of assets that are permitted Restricted Payments;

          (6)   any sale, lease or transfer of assets pursuant to a sale and leaseback transaction, provided that the Fair Market Value of all assets so sold, leased or transferred shall not exceed $25 million from and after the Issue Date;

          (7)   any single transaction or series of related transactions not otherwise covered which does not generate proceeds in excess of $10 million;

          (8)   sales or transfers of accounts receivable under an Accounts Receivable Securitization;

          (9)   the creation or perfection of a Lien that is not prohibited by "—Certain covenants—Limitation on liens";

          (10) solely for purposes of the Fair Market Value and 75% cash consideration tests under "—Offers to purchase; repurchase at the option of the noteholders—Asset sales", dispositions resulting from the enforcement of Permitted Liens;

          (11) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (12) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

          (13) any sale, transfer or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

          (14) any sale, transfer or other disposition of cash or Cash Equivalents or other financial instruments in the ordinary course of business.

        "Asset Swap" means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided, that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary, and provided further, that any net cash or Cash Equivalents received must be applied in accordance with the provisions described above under "—Offers to purchase; repurchase at the option of the noteholders—Asset sales" if then in effect as if the Asset Swap were an Asset Sale.

        "Available Cash" as to any quarter means:

          (1)   the sum of:

            (a)   all cash receipts of the Company during such quarter from all sources (including, without limitation, distributions of cash received from Subsidiaries of the Company, cash proceeds from Interim Capital Transactions, but excluding cash proceeds from Termination Capital Transactions, and borrowings made under the Credit Facilities); and

            (b)   any reduction with respect to such quarter in a cash reserve previously established pursuant to clause (2)(b) below (either by reversal or utilization) from the level of such reserve at the end of the prior quarter;

          (2)   less the sum of:

            (a)   all cash disbursements of the Company during such quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Capital Stock of the Company, capital expenditures, contributions, if any, to a Subsidiary and cash distributions to partners of the Company (but only to the extent that such cash distributions to partners exceed Available Cash for the immediately preceding quarter); and

            (b)   any cash reserves established with respect to such quarter, and any increase with respect to such quarter in a cash reserve previously established pursuant to this clause (2)(b) from the level of such reserve at the end of the prior quarter, in such amounts as the General Partner determines in its reasonable discretion to be necessary or appropriate (i) to provide for the proper conduct of the business of the Company (including, without limitation, reserves for future capital expenditures), (ii) to provide funds for distributions with respect to Capital Stock of the Company in respect of any one or more of the next four quarters or (iii) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject;

          (3)   plus the lesser of (a) an amount as calculated in accordance with clauses (1) and (2) above for the Company or its Restricted Subsidiaries for the first 45 days of the quarter during which such Restricted Payment is made (rather than the quarter for which clauses (1) and (2) were calculated) and (b) an amount of working capital Indebtedness that the Company or its Restricted Subsidiaries could have incurred on or before the 45th day after the last day of the quarter used to calculate clauses (1) and (2) above;

        provided, however, that Available Cash attributable to any Restricted Subsidiary of the Company will be excluded to the extent dividends or distributions of Available Cash by the Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

        Notwithstanding the foregoing, (x) disbursements (including, without limitation, contributions to a Subsidiary or disbursements on behalf of a Subsidiary) made or reserves established, increased or reduced after the end of any quarter but on or before the date on which any Restricted Payment requiring a determination of Available Cash for such quarter is made shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, with respect to such quarter if the General Partner so determines, and (y) "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established in each case after the date of liquidation of the Company. Taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the partners shall not be considered cash disbursements of the Company that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to the partners. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all partners) may be considered to be cash disbursements of the Company which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such partners.

        "Bridger Logistics Acquisition" means (i) the acquisition by Ferrellgas Partners of all of the issued and outstanding membership interests in Bridger Logistics, LLC as provided for in the Bridger Acquisition Agreement (including the substantially contemporaneous distribution or other transfer of the net proceeds from the original sale of the Notes and other sums from the Company to Ferrellgas Partners to be utilized by Ferrellgas Partners for consummation of the acquisition) and (ii) the substantially contemporaneous contribution of such membership interests by Ferrellgas Partners to the Company.

        "Bridger Logistics Acquisition Agreement" means that certain Purchase and Sale Agreement, dated as of May 29, 2015, by and among the Company, Ferrellgas Partners and Bridger, LLC, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms or in a manner not materially adverse to the Noteholders as determined in good faith by the Company.

        "Capital Stock" means of any Person any capital stock, company interest, partnership interest, membership interest, or equity interest of any kind, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   U.S. Government Securities having maturities of not more than one year from the date of acquisition;

          (3)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either S&P or Moody's;

          (4)   certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender under the Credit Agreement or with any U.S. commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of "B" or better;

          (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition; and

          (7)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Consolidated Cash Flow Available for Fixed Charges" means, with respect to the Company and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for the period, taken as single accounting, of:

          (1)   Consolidated Net Income;

          (2)   Consolidated Non-Cash Charges;

          (3)   Consolidated Interest Expense; and

          (4)   Consolidated Income Tax Expense.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company and its Restricted Subsidiaries, the ratio of (y) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Person for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Four Quarter Period"), to (z) the aggregate amount of Consolidated Fixed Charges of the Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of the calculation to, without duplication:

          (1)   the incurrence or repayment of any Indebtedness, excluding the incurrence of revolving credit borrowings and repayments of revolving credit borrowings (other than the incurrence and repayment of any revolving credit borrowings the proceeds of which are used for Asset Acquisitions or Growth Related Capital Expenditures of the Company or any of its Restricted Subsidiaries and, in the case of any incurrence of revolving credit borrowings, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period;

          (2)   any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of the Company or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Indebtedness) occurring, or other dispositions or acquisitions or Investments made, or contributions received, including through mergers, consolidations or otherwise, during the Reference Period, as if the Asset Sale, Asset Acquisition, disposition, acquisition, Investment or contribution occurred on the first day of the Reference Period; provided, however, that:

            (a)   Consolidated Fixed Charges will be reduced by amounts attributable to businesses or assets that are so disposed of only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the Transaction Date; and

            (b)   Consolidated Cash Flow Available for Fixed Charges shall not include the impact of any non-recurring cash charges incurred in connection with a restructuring, reorganization or other similar transaction, as determined in good faith by the Company;

          (3)   any Person that is to be a Restricted Subsidiary of the specified Person immediately following the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Reference Period;

          (4)   any Person that is not to be a Restricted Subsidiary of the specified Person immediately following the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the Reference Period;

          (5)   interest income reasonably anticipated by such Person to be received during the Reference Period from cash or Cash Equivalents held by such Person or any Restricted Subsidiary of such Person, which cash or Cash Equivalents exist on the Transaction Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included; and

          (6)   if, since the beginning of the Reference Period, any Person (that subsequently became a Restricted Subsidiary or was merged or consolidated with or into such Person or any of its Restricted Subsidiaries since the beginning of such Reference Period) disposed of any operations or businesses or Investments (or ownership interests therein) or made any acquisition or Investment or received any contribution that would have required an adjustment pursuant to clause (1) or (2) above if made by such Person or any of its Restricted Subsidiaries during such Reference Period, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such disposition or acquisition, contribution or Investment had occurred on the first day of such Reference Period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company, which determination shall be conclusive for all purposes under the Indenture; provided that such Officer may in such Officer's discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated Cash Flow Available for Fixed Charges or Consolidated Fixed Charges, including any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the 12 months immediately following the Transaction Date (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto).

        Furthermore, subject to the following paragraph, in calculating "Consolidated Fixed Charges" for purposes of determining the "Consolidated Fixed Charge Coverage Ratio":

          (1)   interest on outstanding Indebtedness, other than Indebtedness referred to in clause (2) below, determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;

          (2)   only actual interest payments associated with Indebtedness incurred in accordance with clause (3) of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness in respect thereof, during the Four Quarter Period shall be included in the calculation; and

          (3)   if interest on any Indebtedness actually incurred on the date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during the period.

        "Consolidated Fixed Charges" means, with respect to the Company and its Restricted Subsidiaries for any period, the sum of, without duplication:

          (1)   the amounts for such period of Consolidated Interest Expense; and

          (2)   the product of:

            (a)   the aggregate amount of dividends and other distributions paid or accrued during the period in respect of Preferred Stock and Redeemable Capital Stock of the Company and its Restricted Subsidiaries on a consolidated basis; and

            (b)   a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

        "Consolidated Income Tax Expense" means, with respect to the Company and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to the Company and its Restricted Subsidiaries, for any period, the interest expense of the Company and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

          (1)   any amortization of debt discount;

          (2)   the net cost under Interest Rate Agreements;

          (3)   the interest portion of any deferred payment obligation;

          (4)   all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

          (5)   all accrued interest for all instruments evidencing Indebtedness; and

          (6)   the interest component of Capital Leases

        in each case, paid or accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during the period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means the net income of the Company and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude:

          (1)   net after-tax extraordinary gains or losses;

          (2)   net after-tax gains or losses attributable to Asset Sales or sales of receivables under any Accounts Receivable Securitization;

          (3)   the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting; provided, that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Company or any Restricted Subsidiary;

          (4)   the net income or loss prior to the date of acquisition of any Person combined with the Company or any Restricted Subsidiary in a pooling of interest;

          (5)   the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any judgment, decree, order, statute, rule or other regulation; and

          (6)   the cumulative effect of any changes in accounting principles.

        "Consolidated Net Tangible Assets" means as of any date of determination, the Total Assets of the Company and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP as of that date less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

        "Consolidated Non-Cash Charges" means, with respect to the Company and its Restricted Subsidiaries for any period, the aggregate (1) depreciation, (2) amortization, (3) non-cash employee compensation expenses of the Company or its Restricted Subsidiaries for such period, and (4) any other non-cash charges (other than any non-cash charge to the extent that it represents an accrual of, or a reserve for, cash expenditures in any future period), in each case which reduces the Consolidated Net Income of the Company and its Restricted Subsidiaries for the period, as determined on a consolidated basis in accordance with GAAP.

        "Credit Agreement" means that Credit Agreement, dated as of November 2, 2009, among the Company, the General Partner, Bank of America, N.A., as agent, and the other financial institutions party thereto as heretofore amended or otherwise modified (as amended or otherwise modified, the "Existing Credit Agreement"), as the Existing Credit Agreement may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the facilities evidenced by the Credit Agreement), commercial paper facilities, indentures, secured or unsecured capital market financings or other debt issuances, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings, capital markets financings or other debt issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including refinancing with any capital markets transaction or otherwise by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Customary Recourse Exceptions" means with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or Joint Venture, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or Joint Venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "De Minimis Guaranteed Amount" means a principal amount of Indebtedness that does not exceed $10 million.

        "Designation Amount" means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed Subsidiary as an Unrestricted Subsidiary, an amount equal to the sum of:

          (1)   the net book value of all assets of the Subsidiary at the time of the designation in the case of a Restricted Subsidiary; and

          (2)   the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary,

        in each case of clause (1) or (2), as determined in good faith by the Company.

        "Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officers' certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of or collection of such Designated Non-Cash Consideration.

        "Energy Business" means:

          (1)   the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in Hydrocarbon properties or products produced in association with any of the foregoing;

          (2)   the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of Hydrocarbons obtained from unrelated Persons;

          (3)   any other related energy business, including power generation and electrical transmission business, directly or indirectly, from Hydrocarbons produced substantially from properties in which the Company or its Restricted Subsidiaries, directly or indirectly, participates;

          (4)   any business relating to oil field sales and service; and

          (5)   any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

        "Equity Offering" means a public offering or private placement of Capital Stock of the Company (other than Redeemable Capital Stock) for cash or any cash contribution to the capital of the Company in respect of Capital Stock (other Redeemable Capital Stock) of the Company, other than issuances to, or contributions to capital by, any Subsidiary of the Company.

        A private placement of, or contribution to capital in respect of, Capital Stock of the Company will not be deemed an Equity Offering unless net proceeds of at least $20 million are received. The contribution to the capital in respect of Capital Stock (other than Redeemable Capital Stock) of the Company of funds utilized to effect the Bridger acquisition shall not be deemed an Equity Offering."Existing Notes" means the Issuers' outstanding 6.50% senior notes due 2021 and 6.75% senior notes due 2022.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the board of directors of the General Partner in the case of amounts of $50 million or more and otherwise by an Officer of the General Partner or the Company (unless otherwise provided in the Indenture), any such determination being conclusive for all purposes under the Indenture.

        "Ferrellgas Partners" means Ferrellgas Partners, L.P.

        "Flow-Through Acquisition" means an acquisition by the General Partner or its parent from a Person that is not an affiliate of the General Partner, its parent or the Company, of property (real or personal), assets or equipment (whether through the direct purchase of assets or the Capital Stock of the Person owning such assets) in a permitted line of business, which is promptly sold, transferred or contributed by the General Partner or its parent to the Company or one of its Subsidiaries.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, which are in effect on the Issue Date.

        "General Partner" means Ferrellgas, Inc.

        "Government Securities" means direct obligations of, or obligations Guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

        "Growth Related Capital Expenditures" means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2)   entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

        provided, however, that the term "Guarantee" will not include (x) endorsements for collection or deposit in the ordinary course of business or (y) any obligation to the extent it is payable only in Capital Stock of the Guarantor that is not Redeemable Capital Stock. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means any Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of the Indenture, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

        "Hydrocarbons" means crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products, by-products and all other substances (whether or not hydrocarbon in nature) produced in connection therewith or refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquefied petroleum gas, natural gas, propane, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores or substances of value, and the products and proceeds therefrom.

        "Indebtedness" means, as applied to any Person, without duplication:

          (1)   (a) any indebtedness for borrowed money and (b) all obligations evidenced by any (i) bond, note, debenture or other similar instrument or (ii) letter of credit, or reimbursement agreements in respect thereof, but only for any drawings that are not reimbursed within five Business Days after the date of such drawings, which in each case the Person has, directly or indirectly, created, incurred or assumed;

          (2)   any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument of others secured by any Lien in respect of property owned by the Person, whether or not the Person has assumed or become liable for the payment of the indebtedness; provided, that the amount of the indebtedness, if the Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the Fair Market Value from time to time, as determined in good faith by the Person of the property subject to the Lien;

          (3)   any indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business) with respect to which the Person has become directly or indirectly liable and which represents the deferred purchase price, or a portion thereof, or has been incurred to finance the purchase price, or a portion thereof, of any property or business acquired by, or service performed on behalf of, the Person, whether by purchase, consolidation, merger or otherwise, but in each case only to the extent due more than six months after such property or business in acquired or service is performed;

          (4)   the principal component of any obligations under Capital Leases to the extent the obligations would, in accordance with GAAP, appear on the balance sheet of the Person;

          (5)   any indebtedness of any other Person of the character referred to in the foregoing clauses (1) through (4) of this definition with respect to which the Person whose indebtedness is being determined has become liable by way of a Guarantee; and

          (6)   all Redeemable Capital Stock of the Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

        For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of the Redeemable Capital Stock as if it were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture and if the price is based upon, or measured by, the Fair Market Value of the Redeemable Capital Stock, the Fair Market Value shall be determined in good faith by the board of directors of the General Partner.

        For purposes hereof, the term "Indebtedness" shall not include:

          (a)   accrual of interest or accumulation of dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness of like terms, the accrual of an obligation to pay a redemption premium, an accounting reclassification of Indebtedness as another type of Indebtedness or any other similar incurrence by the Company or its Restricted Subsidiaries related to Indebtedness otherwise permitted in the Indenture;

          (b)   indebtedness under any hedging agreement or arrangement which provides for the right or obligation to purchase, sell or deliver any currency, commodity or security at a future date for a specified price entered into to protect such Person from fluctuations in prices or rates, including currencies, interest rates, commodity prices, and securities prices, including without limitation indebtedness under any interest rate or commodity price swap agreement, interest rate cap agreement, interest rate collar agreement or any forward sales arrangements, calls, options, swaps, or other similar transactions or any combination thereof;

          (c)   any Accounts Receivable Securitization;

          (d)   any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

          (e)   to the extent such obligations would not, in accordance with GAAP, appear on the balance sheet of the Person, any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, earn outs, contingent payment obligations or similar obligations (other than guarantees of Indebtedness), in each case incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

          (f)    accrued expenses or trade payables arising in the ordinary course of business; and

          (g)   deferred or prepaid revenues.

        "Interim Capital Transactions" means (1) borrowings, refinancings or refundings of Indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Company, (2) sales of Capital Stock of the Company by the Company and (3) sales or other voluntary or involuntary dispositions of any assets of the Company (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including, without limitation, receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Company.

        "Investment" means as applied to any Person:

          (1)   any direct or indirect purchase or other acquisition by the Person of stock or other securities of any other Person; or

          (2)   any direct or indirect loan, advance or capital contribution by the Person to any other Person and any other item which would be classified as an "investment" on a balance sheet of the Person prepared in accordance with GAAP, including without limitation any direct or indirect contribution by the Person of property or assets to a Joint Venture or Unrestricted Subsidiary or other business entity in which the Person retains an interest, it being understood that a direct or indirect purchase or other acquisition by the Person of assets of any other Person, other than stock or other securities, shall not constitute an "Investment" for purposes of the Indenture.

        The amount classified as Investments made during any period shall be the aggregate cost to the Company and its Restricted Subsidiaries of all the Investments made during the period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of the Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which the Investments were made, less any net return of capital realized during the period upon the sale, repayment or other liquidation of the Investments, determined in accordance with GAAP, but without regard to any amounts received during the period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on the Investments or as loans from any Person in whom the Investments have been made.

        "Investment Grade Rating" means a rating equal to or higher than:

          (1)   Baa3 (or the equivalent) by Moody's; or

          (2)   BBB– (or the equivalent) by S&P,

        or, if either such entity ceases to rate the Notes for reasons outside of the Company's control, the equivalent investment grade credit rating from any other Rating Agency.

        "Investment Grade Rating Event" means the first day on which (a) the Notes have an Investment Grade Rating from both Rating Agencies, (b) no Default with respect to the Notes has occurred and is then continuing under the Indenture and (c) the Company has delivered to the Trustee an officers' certificate certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) of this definition.

        "Joint Venture" means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes an Investment in the form of Capital Stock.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, assignment for security or other encumbrance of any kind in respect of such asset. A Person shall be deemed to own subject to a Lien any asset which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Proceeds" means, with respect to any asset sale or sale of, or contribution to capital in respect of, Capital Stock, the proceeds therefrom in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, except to the extent that the deferred payment obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries, net of:

          (1)   brokerage commissions and other fees and expenses related to the Asset Sale, including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses, discounts or commissions of underwriters, placement agents and investment bankers;

          (2)   provisions for all taxes payable as a result of the Asset Sale;

          (3)   amounts required to be paid to any Person, other than the Company or any Restricted Subsidiary of the Company, owning a beneficial interest in the assets subject to the Asset Sale;

          (4)   appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with the Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale; and

          (5)   amounts applied to the repayment of Indebtedness in connection with the asset or assets acquired in the Asset Sale, including any transaction costs and expenses associated therewith and any make-whole or other premium owed in connection with such repayment.

        "Non-Recourse Debt" means, with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture, Indebtedness:

          (1)   as to which neither the Company nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise except, in each case for Customary Recourse Exceptions and except by the pledge of (or a guaranty limited in recourse solely to) Capital Stock of such Unrestricted Subsidiary or Joint Venture;

          (2)   no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity except for Indebtedness that results from the pledge of (or a guaranty limited in recourse solely to) Capital Stock in such Unrestricted Subsidiary or Joint Venture held by the Company or such Restricted Subsidiary to secure Indebtedness of any Unrestricted Subsidiary or Joint Venture that constitutes Non-Recourse Debt; and

          (3)   as to which the lenders will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of such Unrestricted Subsidiary or Joint Venture), except for Customary Recourse Exceptions.

        For purposes of determining compliance with "—Certain covenants—Limitation on additional indebtedness", in the event that any Indebtedness of any of the Company's Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary.

        "Note Guarantee" means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture (including any supplemental indenture thereto), and, collectively, all such Guarantees. Each such Guarantee will not be evidenced by any separate notation of Note Guarantee on the Notes but shall be evidenced and established by the Indenture (including any supplemental indenture).

        "ordinary course of business" means, with respect to any activity involving the Company or any Restricted Subsidiary, performing or engaging in such activity in the ordinary course of business of the Company or such Restricted Subsidiary or in such manner as is or shall have become customary in a Permitted Business, either generally or in the particular geographical location or industry segment in which such activity is performed or engaged in, in each case as determined in good faith by the Company.

        "Permitted Acquisition Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness was Indebtedness of any other Person existing at the time (a) such Person became a Restricted Subsidiary or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, provided that on the date such Person became a

Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either of:

          (1)   immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person (if the Company is not the survivor in the transaction) would be permitted to incur at least $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio test set forth in "—Certain covenants—Limitation on additional indebtedness"; or

          (2)   immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Consolidated Fixed Charge Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

        "Permitted Business" means any of (1) gathering, transporting, compressing, treating, processing, fractionating, marketing, selling, distributing, storing, refining or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into hedging agreements or arrangements in the ordinary course of business and not for speculative purposes to support these businesses and the development, manufacture and sale of equipment or technology related to these activities, (2) activities or services related to the Energy Business and the development, manufacture and sale of equipment or technology related to these activities, (3) any other business that generates at least 90% of its gross income that constitutes "qualifying income" under Section 7704(d) of the Code or (4) any activity or service that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clause (1), (2) or (3) of this definition.

        "Permitted Business Investment" means any Investment by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company or in any Joint Venture, provided that:

          (1)   either (a) at the time of such Investment and immediately thereafter, the Company could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio test set forth in "—Certain covenants—Limitation on additional indebtedness" or (b) such Investment does not exceed the aggregate amount of Incremental Funds not previously expended at the time of making such Investment;

          (2)   if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Company or any of its Restricted Subsidiaries (which shall include all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including any "claw-back," "make-well" or "keep-well" arrangement) at the time such Investment is made, constitutes Permitted Indebtedness or could be incurred at that time by the Company and its Restricted Subsidiaries under the Consolidated Fixed Charge Coverage Ratio test set forth in "—Certain covenants—Limitation on additional indebtedness"; and

          (3)   such Unrestricted Subsidiary's or Joint Venture's activities are not outside the scope of the Permitted Business.

        "Permitted Investments" means any of the following:

          (1)   investments made or owned by the Company or any Restricted Subsidiary in Cash Equivalents or:

            (a)   marketable obligations issued or unconditionally Guaranteed by the United States, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;

            (b)   marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P or Moody's;

            (c)   commercial paper maturing no more than 270 days from the date of creation thereof and having as at the date of acquisition thereof one of the two highest ratings obtainable from either S&P or Moody's;

            (d)   certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada:

                (i)  the commercial paper or other short term unsecured debt obligations of which are as at such date rated either "A-2" or better (or comparably if the rating system is changed) by S&P or "Prime-2" or better (or comparably if the rating system is changed) by Moody's; or

               (ii)  the long-term debt obligations of which are, as at such date, rated either "A" or better (or comparably if the rating system is changed) by either S&P or Moody's ("Permitted Banks");

            (e)   eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

            (f)    bankers' acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks; and

            (g)   obligations of the type described in clauses (a) through (e) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Company or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

          (2)   the acquisition by the Company or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person located in the United States, Mexico or Canada and engaged in the Permitted Business such that, upon the completion of such transaction or series of transactions, the Person becomes a Restricted Subsidiary;

          (3)   any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary;

          (4)   the making or ownership by the Company or any Restricted Subsidiary of Investments (in addition to any other Permitted Investments) in any Person incorporated or otherwise formed pursuant to the laws of the United States, Mexico or Canada or any state or jurisdiction thereof which is engaged in the Permitted Business in the United States, Mexico or Canada; provided, that the amount of such Investment, together with the aggregate amount of all outstanding Investments made by the Company and its Restricted Subsidiaries pursuant to this clause (4), shall not exceed 7.5% of Total Assets determined on the date of the making of such Investment;

          (5)   the making or ownership by the Company or any Restricted Subsidiary of Investments:

            (a)   arising out of loans and advances to employees incurred in the ordinary course of business;

            (b)   arising out of prepaid expenses, deposits, extensions of trade credit or advances to third parties in the ordinary course of business; or

            (c)   acquired by reason of the exercise of customary creditors' rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

          (6)   the creation or incurrence of liability by the Company or any Restricted Subsidiary, with respect to any Guarantee constituting an obligation, warranty or indemnity, not Guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

          (7)   the creation or incurrence of liability by the Company or any Restricted Subsidiary with respect to any hedging agreements or arrangements;

          (8)   the making by any Restricted Subsidiary of Investments in the Company or another Restricted Subsidiary and the making by the Company of Investments in any Restricted Subsidiary;

          (9)   the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all synthetic leases of the Company or any Restricted Subsidiary;

          (10) the creation or incurrence of liability by the Company or any Restricted Subsidiary or the making or ownership by the Company or any Restricted Subsidiary of Investments in any Person with respect to any Accounts Receivable Securitization;

          (11) repurchases of, or other Investments in, the Notes or Notes Guarantees;

          (12) professional or advisory, administrative, management, treasury or similar services, indemnification, insurance, officers' and directors' fees and expenses, registration fees and other like expenses paid or provided for the benefit of any Joint Venture or Unrestricted Subsidiary pursuant to arrangements not involving the incurrence of Indebtedness that comply with "—Certain covenants—Limitation on transactions with affiliates";

          (13) Guarantees or other Investments arising from the incurrence of Indebtedness by the Company or any Restricted Subsidiary with respect to Indebtedness of any Unrestricted Subsidiary or Joint Venture permitted under clause (21) of the definition of "Permitted Liens";

          (14) any Guarantee of Indebtedness permitted to be incurred by the covenant described above under "—Certain covenants—Limitation on additional indebtedness" other than a Guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

          (15) Permitted Business Investments;

          (16) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under "—Offers to purchase; repurchase at the option of the noteholders—Asset sales," including pursuant to an Asset Swap;

          (17) any acquisition of assets or Capital Stock solely in exchange for the issuance of, or with or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary) to the equity capital of the Company in respect of, or (b) sale (other than to a Restricted Subsidiary) of, Equity Interests (other than Redeemable Capital Stock) of the Company, provided, however, that the amount of any such Net Proceeds that are utilized for the consummation of such acquisition will be excluded from the calculation of Available Cash and Incremental Funds under "—Certain covenants—Limitation on restricted payments" above;

          (18) any Investment existing on, or made pursuant to binding commitments existing on, the date of the Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

          (19) Investments acquired after the date of the Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption "—Merger, consolidation or sale of assets" after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (20) advances and prepayments for asset purchases in the ordinary course of business in the Permitted Business of the Company or any Restricted Subsidiary;

          (21) the Bridger Logistics Acquisition and related transactions provided, however, that the amount of any Net Proceeds and the Fair Market Value of any property received in consideration of any contribution to capital of the Company in respect of Capital Stock (other than Redeemable Capital Stock) of the Company that are utilized for the consummation of the Bridger Logistics Acquisition will be excluded from the calculation of Available Cash and Incremental Funds under "—Certain covenants—Limitation on restricted payments" above; and

          (22) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (22) that are at the time outstanding, do not exceed the greater of (a) $50 million and (b) 5% of Consolidated Net Tangible Assets determined on the date of the making of such Investment.

        The Company may, in its sole discretion, classify (or later reclassify) in whole or in part such items of Investment in any manner that complies with this definition, and such item of Investment or a portion thereof may be classified (or later reclassified) in whole or in part as having been incurred under more than one of the applicable clauses of this definition so that the entire Investment would be a Permitted Investment.

        "Permitted Liens" means any of the following:

          (1)   Liens for taxes, assessments or other governmental charges, the payment of which is not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor;

          (2)   Liens of carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not overdue for a period of more than 30 days or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case: (a) not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; or (b) incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

          (3)   Liens, other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as may be amended from time to time, incurred or deposits made in the ordinary course of business: (a) in connection with workers' compensation, unemployment insurance and other types of social security; or (b) to secure or to obtain letters of credit that secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

          (4)   other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

          (5)   Liens securing reimbursement obligations under letters of credit, provided in each case that such Liens cover only the title documents and related goods and any proceeds thereof covered by the related letter of credit;

          (6)   any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

          (7)   leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which, in each case either are granted, entered into or created in the ordinary course of the business of the Company or any Restricted Subsidiary or do not materially impair the value or intended use of the property covered thereby;

          (8)   Liens on property or assets of any Restricted Subsidiary securing Indebtedness of the Restricted Subsidiary owing to the Company or a Restricted Subsidiary;

          (9)   Liens on assets of the Company or any Restricted Subsidiary existing on the Issue Date;

          (10) Liens on personal property leased under leases entered into by the Company or its Restricted Subsidiaries which are accounted for as operating leases in accordance with GAAP;

          (11) Liens securing Indebtedness arising under an Accounts Receivable Securitization (including the filing of any related financing statements naming the Company or any Restricted Subsidiary as the debtor thereunder in connection with the sale of accounts receivable by the Company or any Restricted Subsidiary to an SPE in connection with any such permitted Accounts Receivable Securitization);

          (12) Liens securing Indebtedness incurred in accordance with: (a) clause (3) of the definition of Permitted Indebtedness; (b) clauses (2) and (8) of the definition of Permitted Indebtedness; and

  (c) Indebtedness otherwise permitted to be incurred under the "—Certain covenants—Limitation on additional indebtedness" covenant to the extent incurred:

              (i)  to finance the making of expenditures for the improvement or repair (to the extent the improvements and repairs may be capitalized on the books of the Company and the Restricted Subsidiaries in accordance with GAAP) of, or additions including additions by way of acquisitions of businesses and related assets to, the assets and property of the Company and its Restricted Subsidiaries; or

             (ii)  by assumption in connection with additions including additions by way of acquisition or capital contributions of businesses and related assets to the property and assets of the Company and its Restricted Subsidiaries;

        provided, that, in the case of Indebtedness incurred in accordance with clauses (c)(i) and (ii) above, the principal amount of the Indebtedness does not exceed the lesser of the cost to the Company and its Restricted Subsidiaries of the additional property or assets and the Fair Market Value of the additional property or assets at the time of the acquisition thereof, as determined in good faith by the Company;

          (13) Liens existing on any property of any Person at the time it becomes a Subsidiary of the Company, or existing at the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or the Subsidiary, or created to secure Indebtedness incurred to pay all or any part of the purchase price (a "Purchase Money Lien") of property including, without limitation, Capital Stock and other securities acquired by the Company or a Restricted Subsidiary; provided, that: (a) the Lien shall be confined solely to the item or items of property and, if required by the terms of the instrument originally creating the Lien, other property which is an improvement to or is acquired for use specifically in connection with the acquired property; (b) in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by the Purchase Money Lien shall at no time exceed an amount equal to the lesser of: (i) the cost to the Company and the Restricted Subsidiaries of the property; and (ii) the Fair Market Value of the property at the time of the acquisition thereof as determined in good faith by the Company; (c) the Purchase Money Lien shall be created not later than 360 days after the acquisition of the property; and (d) the Lien, other than a Purchase Money Lien, shall not have been created or assumed in contemplation of the Person's becoming a Subsidiary of the Company or the acquisition of property by the Company or any Subsidiary;

          (14) easements, exceptions or reservations in any property of the Company or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of Hydrocarbons, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Company or any Restricted Subsidiary;

          (15) Liens arising from or constituting permitted encumbrances under the agreements and instruments securing the obligations under the Credit Agreement;

          (16) Liens of landlords or mortgages of landlords on fixtures and movable property located on premises leased by the Company or any of its Subsidiaries in the ordinary course of business;

          (17) Liens such as banker's Liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution in the ordinary course of business;

          (18) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale,

  transportation or exchange of Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and the Restricted Subsidiaries that are customary in the Permitted Business;

          (19) Liens on pipelines or pipeline facilities that arise by operation of law;

          (20) Liens arising by reason of good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);

          (21) Liens on and pledges of Capital Stock of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

          (22) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

          (23) Liens to secure performance of hedging agreements and arrangements of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

          (24) Liens arising under the Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, including the indentures governing the Existing Notes; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

          (25) Liens securing obligations of the Issuers or any Guarantor under the Notes or the Notes Guarantees or otherwise under the Indenture, as the case may be;

          (26) Liens securing any Indebtedness equally and ratably with all obligations due under the Notes or any Notes Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenants in "—Certain covenants—Limitation on liens";

          (27) Liens securing Permitted Acquisition Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or the Restricted Subsidiaries; provided that such Lien is limited to the assets acquired in connection with the transaction pursuant to which the Permitted Acquisition Indebtedness became an obligation of the Company or a Restricted Subsidiary;

          (28) other Liens incurred by the Company or any Restricted Subsidiary, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (28) does not exceed the greater of (a) $50 million or (b) 5% of Consolidated Net Tangible Assets determined on the date of the incurrence of such Lien;

          (29) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture and incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (together with all improvements, additions, accessions and contractual rights relating primarily thereto and all proceeds thereof (including dividends, distributions and increases in respect thereof)) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder; and

          (30) any Lien renewing or extending any Lien permitted by clauses (9) through (11), (12)(b), (12)(c), (13), (15), (21), (22), (27) and (29) above and this clause (30); provided, that, the principal amount of the Indebtedness secured by any such Lien shall not exceed the principal amount of the Indebtedness outstanding immediately prior to the renewal or extension of the Lien plus the amount of any accrued and unpaid interest and all expenses and premiums incurred in connection therewith, and no assets encumbered by the Lien other than the assets encumbered immediately prior to the renewal or extension shall be encumbered thereby.

        In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions and contractual rights relating thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

        "Permitted Refinancing Indebtedness" means Indebtedness incurred by the Company or any Restricted Subsidiary to substantially and concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, or in exchange for, in whole or in part, any Permitted Indebtedness of the Company or any Restricted Subsidiary or any other Indebtedness incurred by the Company or any Restricted Subsidiary pursuant to the "—Certain covenants—Limitation on additional indebtedness" covenant, to the extent:

          (1)   the principal amount of the Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the Indebtedness so repaid, refunded, renewed, replaced, extended, refinanced or exchanged (plus the amount of all expenses and premiums incurred in connection therewith);

          (2)   with respect to the repayment, refunding, renewal, replacement, extension, refinancing or exchange of the Indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the Notes than the Indebtedness so repaid, refunded, renewed, replaced, extended, refinanced or exchanged;

          (3)   with respect to the repayment, refunding, renewal, replacement, extension, refinancing or exchange of the Indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and stated maturity equal to, or greater than, the Weighted Average Life to Stated Maturity and stated maturity, respectively, of the Indebtedness so repaid, refunded, renewed, replaced, extended, refinanced or exchanged;

          (4)   such Indebtedness is not incurred (other than by way of a Guarantee) by a Restricted Subsidiary (other than Finance Corp.) if the Company is the issuer or other primary obligor on the Indebtedness being repaid, refunded, renewed, replaced, extended, refinanced or exchanged;

          (5)   if any Redeemable Capital Stock being repaid, refunded, renewed, replaced, extended, refinanced or exchanged was Redeemable Capital Stock of the Company, the Permitted Refinancing Indebtedness shall be Redeemable Capital Stock of the Company; and

          (6)   if any Redeemable Capital Stock being repaid, refunded, renewed, replaced, extended, refinanced or exchanged was Redeemable Capital Stock of a Restricted Subsidiary, the Permitted Refinancing Indebtedness shall be Preferred Stock of such Restricted Subsidiary.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of distributions, dividends, or upon any voluntary or involuntary liquidation or dissolution of such Person, over shares or units of Capital Stock of any other class of such Person; provided, that any limited partnership interest of the Company will not be considered Preferred Stock.

        "Principal" means James E. Ferrell.

        "Rating Agency" means each of S&P and Moody's, or if (and only if) S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's, or both, as the case may be.

        "Redeemable Capital Stock" means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the stated maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to the stated maturity of the principal of the Notes, or is convertible into or exchangeable for debt securities at any time prior to the stated maturity of the principal of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Capital Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Stock if (x) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain covenants—Limitation on restricted payments," or (y) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's purchase of the notes as is required to be purchased pursuant to the provisions of the Indenture. The amount (or principal amount) of Redeemable Capital Stock deemed to be outstanding at any time for purposes of the Indenture will be the greater of its voluntary or involuntary maximum "fixed repurchase price" determined in accordance with the definition of "Indebtedness", exclusive of accrued dividends.

        "Related Party" means any of the following:

          (1)   any immediate family member or lineal descendant of the Principal;

          (2)   any trust, corporation, Company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1);

          (3)   the Ferrell Companies, Inc. Employee Stock Ownership Trust ("FCI ESOT");

          (4)   any participant in the FCI ESOT whose account has been allocated shares of Ferrell Companies, Inc.;

          (5)   Ferrell Companies, Inc.; or

          (6)   any Subsidiary of Ferrell Companies, Inc.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means a Subsidiary of the Company, which, as of the date of determination, is not an Unrestricted Subsidiary of the Company.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Senior Indebtedness" means any unsecured Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

        "SPE" means any special purpose Unrestricted Subsidiary established in connection with any Accounts Receivable Securitization.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole General Partner or the managing General Partner of which is such Person or a Subsidiary of such Person or (b) the only General Partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Termination Capital Transactions" means any sale, transfer or other disposition of property of the Company occurring upon or incident to the liquidation and winding up of the Company.

        "Total Assets" means, as of any date of determination, the consolidated total assets of the Company and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Company and the Restricted Subsidiaries prepared in accordance with GAAP as of that date.

        "Unrestricted Subsidiary" means (a) Ferrellgas Receivables, LLC, (b) Uni-Asia, Ltd., (c) Ferrellgas Real Estate, Inc., (d) Blue Rhino Canada, Inc., and (e) any other Person (other than Finance Corp.) that is designated as such by the Company; provided, that, after giving effect to such designation and any substantially contemporaneous designations or releases,(x) such other Person has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any Restricted Subsidiary (other than (i) any guarantees of the Notes or the Note Guarantees, (ii) any Indebtedness that would be released upon designation and (iii) Specified Indebtedness referred to in the next paragraph), (y) no Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (z) the Company would be permitted to make a Restricted Payment at the time of designation (assuming the effectiveness of such designation) in an amount equal to the Designation Amount on such date (as determined in good faith by the Company). Each Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

        Notwithstanding the foregoing, the Company or a Restricted Subsidiary may Guarantee or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to Indebtedness of an Unrestricted Subsidiary ("Specified Indebtedness"), but only to the extent that the Company or a Restricted Subsidiary would be permitted to:

          (1)   effect any portion of such transaction constituting an Investment in the Unrestricted Subsidiary pursuant to clause (13) of the definition of "Permitted Investments" or otherwise under the covenant described under "—Certain covenants—Limitation on restricted payments"; and

          (2)   incur the Specified Indebtedness, if any, represented by the Guarantee or agreement pursuant to clause (14) of the definition of "Permitted Indebtedness" or otherwise under the section entitled "—Certain covenants—Limitation on additional indebtedness."

        The board of directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to the designation there exists no Default or Event of Default, and if the Unrestricted Subsidiary has, as of the date of the designation, outstanding

Indebtedness other than Permitted Indebtedness, the Company could incur at least $1.00 of Indebtedness other than Permitted Indebtedness.

        Notwithstanding the foregoing, no Subsidiary may be designated an Unrestricted Subsidiary if, after giving effect to such designation and any substantially contemporaneous designations or releases, the Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary.

        "Weighted Average Life to Stated Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   The sum of the products obtained by multiplying:

            (a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

            (b)   the number of years, calculated to the nearest one-twelfth, that will elapse between the date and the making of the payment, by

          (2)   The then outstanding principal amount of the Indebtedness;

        provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

BOOK-ENTRY; DELIVERY AND FORM

        The unregistered notes were offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Notes") and Regulation S ("Regulation S Notes"). Except as set forth below, the unregistered notes were issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        The exchange notes will be represented by one or more notes in registered, global form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions require that particular persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have exchange notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture, as supplemented, for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture, as supplemented. Under the terms of the indenture, as supplemented, we and the trustee will treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither us, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or the trustee. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the trustee and any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

          (1)   DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

          (2)   we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default or an Event of Default with respect to the exchange notes and DTC notifies the trustee of its decision to exchange the Global Notes for Certificated Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture, as supplemented. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note.

Same day settlement and payment

        We will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The exchange notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of unregistered notes for exchange notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences described herein. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below.

        We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder's unregistered notes for exchange notes, including the applicability and effect of any foreign, state, local or other tax laws or U.S. federal estate or gift tax considerations.

        We believe that the exchange of unregistered notes for exchange notes will not be an exchange or otherwise a taxable event to a holder for U.S. federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of an exchange note in exchange for an unregistered note in the exchange, and the holder's basis and holding period in the exchange note will be the same as its basis and holding period in the corresponding unregistered note immediately before the exchange.

 PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the unregistered notes if:

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  you acquire the exchange notes in the ordinary course of your business;

  •
  you are not participating in, and do not intend to participate in, a distribution of such exchange notes; and

  •
  you have no arrangement or understanding with any person to participate in the distribution of exchange notes.

        You may not participate in the exchange offer if you are:

  •
  an "affiliate" within the meaning of Rule 405 under the Securities Act of us or Ferrellgas Finance Corp.;

  •
  a holder that does not acquire exchange notes in the ordinary course of business; or

  •
  a holder that tenders unregistered notes in the exchange offer for the purpose of participating in a distribution.

        Each broker-dealer that holds unregistered notes for its own account as a result of market-making activities or other trading activities may exchange such unregistered notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes received by such broker-dealer in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery of this prospectus. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the unregistered notes, with this prospectus. We have agreed that, for a period ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Please note that this prospectus may not meet the requirements of the SEC for a resale prospectus for all purposes and may require additional information for resales not meeting these requirements.

        Any broker-dealer or holder using the exchange offer to participate in a distribution of the securities to be acquired in the exchange offer (1) could not, under SEC staff policy, rely on the position of the SEC staff enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC staff's letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the unregistered notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the unregistered notes (including any broker-dealers) against particular liabilities, including liabilities under the Securities Act.

        Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of unregistered notes who did not exchange their unregistered notes for exchange notes in the exchange offer on terms which may differ from those contained in the prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding unregistered notes have been exchanged for exchange notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

 LEGAL MATTERS

        The validity of the exchange notes and certain other matters will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, and certain matters of Louisiana law will be passed upon for us by Shuey Smith LLC, as set forth in and limited by their respective opinions filed as exhibits to the Registration Statement on Form S-4 of which this prospectus is a part.

EXPERTS

        The consolidated financial statements and schedule of Ferrellgas, L.P. and subsidiaries as of and for the years ended July 31, 2015, 2014 and 2013, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Ferrellgas Finance Corp. as of and for the years ended July 31, 2013, 2014 and 2015, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Bridger Logistics, LLC as of December 31, 2014 and 2013, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein from the Current Report on Form 8-K of Ferrellgas, L.P. and Ferrellgas Finance Corp. dated June 1, 2015, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Bridger Logistics, LLC as of December 31, 2012 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of James, Hardy, Haley CPA, independent auditors, incorporated by reference herein from the Current Report on Form 8-K of Ferrellgas, L.P. and Ferrellgas Finance Corp. dated June 1, 2015, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and download our filings over the Internet from several commercial document retrieval services, as well as at the SEC's website at www.sec.gov. You may also read and copy our SEC filings at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.

        In addition, our SEC filings are available on our website at www.ferrellgas.com at no cost as soon as reasonably practicable after our electronic filing or furnishing thereof with the SEC. Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such internet addresses is intended or deemed to be incorporated by reference herein.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We filed with the SEC a registration statement on Form S-4 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to incorporate by reference information into this prospectus. Incorporation by reference means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.

        We are "incorporating by reference" in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC (except those portions of the filings that relate to Ferrellgas Partners, L.P. or Ferrellgas Partners Finance Corp. as separate registrants) and that was incorporated by reference into this prospectus.

        The following documents are incorporated by reference into this prospectus:

  •
  the Annual Report on Form 10-K of Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2015, as filed with the SEC on September 29, 2015;

  •
  the Quarterly Reports on Form 10-Q of Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal quarters ended October 31, 2015 and January 31, 2016, as filed with the SEC on December 9, 2015 and March 10, 2016, respectively; and

  •
  Exhibits 99.4 and 99.5 to the Current Report on Form 8-K of Ferrellgas, L.P. and Ferrellgas Finance Corp., as filed with the SEC on June 1, 2015 (at 4:24 p.m., Eastern Time), and the Current Reports on Form 8-K of Ferrellgas, L.P. and Ferrellgas Finance Corp., as filed with the SEC on October 22, 2015, November 13, 2015, November 30, 2015, January 19, 2016, and May 26, 2016, respectively.

        Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the consummation or termination of the exchange offer shall be deemed to be incorporated by reference into this prospectus from the date such documents are filed.

        If information in any of these incorporated documents conflicts with information in this prospectus or any prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        You may request from us a copy of any document we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1500